Exhibit 10.3

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential
Treatment And Was Filed Separately With The Securities And Exchange Commission.

EXCLUSIVE AND CO-EXCLUSIVE LICENSE AGREEMENT

Between

LION BIOTECHNOLOGIES, INC.

and

POLYBIOCEPT AB

Effective as of: September 14, 2016

EXCLUSIVE AND CO-EXCLUSIVE LICENSE AGREEMENT

This Exclusive and Co-Exclusive License Agreement (this “Agreement”) is made and entered into to be effective as of this 14th day of September, 2016 (the “Effective Date”), by and between

Lion Biotechnologies, Inc.

112 West 34th Street

17th Floor

New York, New York 10120 USA

a corporation organized under the laws of the state of Nevada (“Lion”),

and

PolyBioCept AB

Sankt Eriksgatan 43a

11234 Stockholm

Sweden

a corporation organized under the laws of Sweden (“PolyBioCept” or “Licensor”).

Lion and PolyBioCept may be referred to herein individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, PolyBioCept is the owner of certain cell therapy technologies and derivatives thereof;

WHEREAS, Lion desires to obtain a license from PolyBioCept to certain intellectual property necessary for the Development, Manufacture, and Commercialization of Products (as defined herein) upon the terms and conditions hereinafter set forth; and

WHEREAS, Lion and PolyBioCept executed a non-binding Term Sheet for Exclusive and Co-Exclusives dated May 9, 2016 (the “Term Sheet”), on which the terms of this Agreement are based.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	DEFINITIONS

For the purposes of this Agreement, the following terms are defined as follows:

1.1           “1933 Act” means the U.S. Securities Act of 1933, as amended.

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1.2           “Acceptance” means Licensor’s receipt of a Notice of Acceptance Lion or the occurrence of Deemed Acceptance.

1.3           “Acceptance Certificate” means the acceptance certificate attached at Schedule 7.

1.4           “Acceptance Criteria” means the criteria set forth in Section III of Schedule 2 attached hereto.

1.5           “Achievement” and phrases of similar import mean the date of satisfaction of the condition specified in the corresponding section.

1.6           “Additional Terms” mean the additional conditions, obligations and terms applicable to the Transfer of Know-How under Section 2.2, which are set forth in Schedule 2.1 attached hereto.

1.7           “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who was administered a pharmaceutical product and which does not necessarily have a causal relationship with such treatment.

1.8           “Affiliate” of a Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition of “Affiliate”, the term “control” shall mean, as to any such other Person, (a) direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting interests or other ownership interests in the Person in question, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.9           “Agency” means any applicable Governmental Authority involved in the regulation of or the granting of approvals for the research, Development, Manufacturing, Commercialization, handling, use, storage, import, transport, distribution, marketing, sale, reimbursement and/or pricing of Products or GE Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory.

1.10        “Aggregate Sales” means the aggregate consideration actually received by Lion, and all sublicensees and Affiliates of Lion, whether as money, securities, or otherwise, including, without limitation, all income, revenue, or other payments received by any of the foregoing, from the sales or distribution of Covered Products and Covered GE Products. For avoidance of doubt, to calculate the Aggregate Sales hereunder, “revenue actually received” by Lion and all sublicensees and Affiliates of Lion shall mean revenue recognized in accordance with U.S. GAAP, provided that consideration from the sale or distribution of each unique Covered Product and Covered GE Product shall only be counted once.

1.11        “Antigens” means molecules, including, but not limited to, peptides, polysaccharides and lipids, that are recognized by antigen-specific receptors, such as a B-Cell or T-Cell receptors and are capable of inducing an immune response.

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1.12        “Antigen-Edited Lymphocytes” means Lymphocytes that are produced by exposure to Antigens and Expansion in supportive conditions, such as Cytokine Cocktails, CD3 antibodies, and/or other selection/growth conditions that promote their survival/Expansion; provided, however, as used in this definition of “Antigen-Edited Lymphocytes”, the term “Antigens” shall not include Antigens naturally occurring and present in the same Tumor sample from which the TIL are obtained prior to isolation of the TIL from the Tumor sample.

1.13        “Applicable Laws” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any Regulatory Approval, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

1.14        “Background Patents” means Patents Controlled by Licensor as of the Effective Date of this Agreement, other than the Licensed Patents.

1.15        “Budget” means the budget set forth in Schedule 2.3 attached hereto.

1.16        “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the state of Delaware are permitted or obligated by law to close.

1.17        “Challenge” shall have the meaning set forth in Section 8.4.2(b).

1.18        “Claim” means allegations, actions, causes of action, claims, demand, investigations, administrative or legal proceedings, Proceedings, and suits.

1.19        “Clinical Trials Agreement” means that certain Clinical Trials Agreement to be executed by and between Lion and KH and attached hereto at Schedule 4, as the same may be amended from time to time.

1.20        “Code” shall have the meaning set forth in Section 8.7.

1.21        “Commercialize”/“Commercialization”/“Commercializing”/“Commercialized” means activities directed to the marketing, promotion, use, selling, or offering for sale of a product, including pre-marketing, advertising, educating, planning, marketing, promoting, distributing, importing, exporting, post-marketing safety surveillance and reporting. For clarity, Commercialization shall not include any activities related to the Manufacturing or Development of Products or GE Products.

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1.22        “Commercially Reasonable Efforts” means, with respect to a Party, carrying out of tasks and obligations under this Agreement with respect to the Development, Manufacture or Commercialization of a Product or GE Product, as applicable, at the level of efforts as would be consistent with actions in respect to a product Controlled by such Party that is of a market potential similar to the market potential of such Product or GE Product, as applicable, and at a similar stage in the Development or of its product life, taking into account data from Product- or GE-Product-related (as applicable) clinical trials (whether or not such Party is the sponsor of such trial); establishment or projected position of such Product or GE Product, as applicable, in the marketplace; the competitiveness of the marketplace; the proprietary position of the Product or GE Product, as applicable; any blocking Third Party intellectual property positions, as applicable; the regulatory environment with respect to products similar to the Product or GE Product, as applicable; the likelihood of Regulatory Approval; the actual or projected pricing and reimbursement of such Product or GE Product; the relative safety, efficacy, convenience and product label of the Product or GE Product (as applicable) as compared to other products; the actual or projected profitability of such Product or GE Product, including the cost of Manufacture, royalties and milestones payable to Licensors of Patent or other Intellectual Property rights; and all other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product or GE Product, as applicable, and it is anticipated that the level of effort shall be different for different markets and different indications and shall change over time, reflecting changes in the status of the Product or GE Product, as applicable, and the market(s) and indication(s) involved.

1.23        “Competitive Infringement” shall have the meaning set forth in Section 6.3.1.

1.24        “Completion of Clinical Studies” means receipt by Lion of the final clinical study reports in a format consistent with the structure and content guidelines set forth in the ICH E3 guidance, “Structure and Content of Clinical Study Reports” for at least one (1) of the Clinical Studies (as defined in the Clinical Trials Agreement).

1.25        “Completion Notice” shall have the meaning set forth in Section 2.2.2(a).

1.26        “Confidential Information” shall mean Lion Confidential Information or PolyBioCept Confidential Information, as applicable, except Confidential Information shall not include information that the Recipient can substantiate by documentary evidence: (a) was known to the Recipient at the time of its receipt; (b) was, or has become, publicly known and made generally available in the public domain through no wrongful act of the Recipient; (c) is rightfully received from lawful disclosure by a third party without any breach of this Agreement or such third party’s obligations of confidentiality; (d) is approved for release by prior written authorization of the Discloser; (e) is independently developed by the Recipient (as established by dated documentation) without access to the information provided by the Discloser; or (f) the Recipient is required by law to disclose pursuant to a court order, the [* * *] Agreement (subject to Section 6.1.1(d)), or other governmental requirement, but with respect to a disclosure required by law pursuant to a court order or other governmental requirement, only if the Recipient gives reasonable notice to the Discloser, uses its commercially reasonable efforts to limit such disclosure in a manner reasonably satisfactory to the Discloser and, to the extent permissible under Applicable Laws, provides the Discloser a reasonable opportunity to seek a protective order.

1.27        “Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement dated October 16, 2015, between Lion and PolyBioCept.

1.28        “Consulting Agreement” means the certain Consulting Agreement dated September 14, 2016, executed by and between Lion and PolyBioCept and attached hereto at Schedule 5, as the same may be amended from time to time.

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1.29        “Contest” shall have the meaning set forth in Section 8.4.2(b).

1.30        “Control” / “Controlled” means, with respect to any intellectual property right, that a Party owns, has a license or sublicense to, or otherwise has the legal right to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.31        “Covered GE Product” means a GE Product, the manufacture, importation, use, offer for sale, or sale of which, would infringe a Valid Claim of an Issued Licensed Patent but for the license granted in Section 2.1.1.

1.32        “Covered Product” means a Product, the manufacture, importation, use, offer for sale, or sale of which, would infringe a Valid Claim of an Issued Licensed Patent but for the license granted in Section 2.1.1.

1.33        “Cytokine Cocktails” means combinations of cytokines and/or other prosurvival and/or proliferative factors and/or methods, including, but not limited to, [* * *].

1.34        “Data and Documentation” means Data and Documentation Nos. 1, 2, and 3 set forth in Section I on Schedule 2 attached hereto, as such Data and Documentation Nos. 1, 2, and 3 exist as of the Effective Date, including any revisions made by PolyBioCept to the tangible or electronic copy of Data and Documentation Nos. 2 and 3 and tangible or electronic copy of a previous draft of Data and Documentation No. 1 received by Lion prior to the Effective Date.

1.35        “Data and Documentation No. 1” has the meaning set forth in Section (I)(1) of Schedule 2 attached hereto.

1.36        “Data and Documentation No. 2” has the meaning set forth in Section (I)(2) of Schedule 2 attached hereto.

1.37        “Data and Documentation No. 3” has the meaning set forth in Section (I)(3) of Schedule 2 attached hereto.

1.38        “Deemed Acceptance” has the meaning set forth in Section 2.2.2(b).

1.39        “Demonstration of Concept” means the scope of work set forth in Section II on Schedule 2 attached hereto.

1.40        “Develop” / “Development” / “Developing” / “Developed” means non-clinical and clinical research and biological product development activities, including toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, and product approval and clinical study regulatory activities.

1.41        “Discloser” shall have the meaning set forth in Section 7.5.3(b).

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1.42        “Discontinued Maintenance” shall have the meaning set forth in Section 6.2.3(a).

1.43        “Designated Senior Officers” shall have the meaning set forth in Section 10.4.

1.44        “Dispute” shall have the meaning set forth in Section 10.4.

1.45        “Election Not to Pursue” shall have the meaning set forth in Section 6.2.3(a).

1.46        “Election To Pursue” shall have the meaning set forth in Section 6.2.3(a).

1.47        “EMA” means the European Medicines Agency and any successor thereto.

1.48        “Enrich” / “Enrichment” / “Enriching” / “Enriched” means production of Lymphocytes with an increased percentage of Selected Lymphocytes, in particular TILs.

1.49        “Equipment and Materials” means the equipment and materials set forth in Schedule 2.2 attached hereto.

1.50        “Excluded Claim” shall have the meaning set forth in Section 10.4.

1.51        “Exclusions” has the meaning set forth in Section 2.1.6.

1.52        “Exclusive License Payment” has the meaning set forth in Section 5.2.

1.53        “Expand” / “Expansion” / “Expanding” / “Expanded” means proliferation of Lymphocytes, in particular TIL, wherein at least a subset of the proliferated Lymphocytes is clonally multiplied.

1.54        “FDA” means the U.S. Food and Drug Administration and any successor thereto.

1.55        “FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

1.56        “15-Day Notice Period” shall have the meaning set forth in Section 8.3.

1.57        “Field” means all uses for the prevention, treatment, mitigation, palliation or diagnosis of cancer, except melanoma, in humans or animals.

1.58        “First Approval” means the granting by the FDA or EMA, whichever occurs first, of marketing authorization, which finalizes a process of reviewing and assessing the dossier to support a medicinal product in view of its marketing (also called licensing, registration, approval, etc.).

1.59        “First Approval Expansion Milestone Payment” shall have the meaning set forth in Section 5.4.4.

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1.60        “First Successful Completion of a Phase II Trial” means, with respect to the specified construct, formulation, and dose of a specified Covered Product or Covered GE Product, the statistical demonstration in a Phase II Trial of safety and efficacy, sponsored by Lion, its Representatives, or a sublicensee of Lion, using such Covered Product or Covered GE Product Manufactured by Lion, its Representatives, or a sublicensee of Lion; provided, however, that the statistical demonstration in such Phase II Trial is sufficient to support a Phase III Trial acceptable to the FDA or EMA, for the construct, formulation and dose of the same Covered Product or Covered GE Product.

1.61        “GAAP” means the U.S. Generally Accepted Accounting Principles.

1.62        “[* * *] Agreement” means the Exclusive License Agreement among PolyBioCept AB, Markus Maeurer, Ernest Dodoo, Jakob Geyer, Per Batelson, and [* * *] [* * *], executed on October 1, 2015, and effective as of April 28, 2015.

1.63        “[* * *]-Maintained Licensed Patent” means a Licensed Patent that (i) is identified as “[* * *]-Maintained” in Schedule 1 attached hereto and all subsequently filed Patents claiming priority thereto that are Controlled by Licensor or (ii) constitutes or becomes a [* * *]-Maintained Licensed Patent under the [* * *] Agreement and all subsequently filed Patents claiming priority thereto that are Controlled by Licensor.

1.64        “[* * *] Notice” has the meaning set forth in Section 6.3.3(b).

1.65        “Genetically Engineer” / “Genetic Engineering” / “Genetically Engineered” means modification of the genome and/or the transcriptome of a cell, in particular a Lymphocyte. Genetic Engineering may be performed on the level of DNA or RNA. Genetic Engineering includes, without limitation, genome editing by insertion, replacement, or removal of DNA from the genome, e.g., by using artificially engineered nucleases; post-transcriptional gene modification, such as RNA interference; or employing DNA or RNA delivery systems, not excluding different vector system or genetic material coupled to lipids or proteins.

1.66        “GE Product” means Genetically Engineered TIL, including Genetically Engineered tumor-infiltrating T Cells, isolated from Tumor samples, which Genetically Engineered TIL are produced by Expansion, Selection, and/or Enrichment using Cytokine Cocktails; provided, however, that GE Product shall not include Genetically Engineered Antigen-Edited Lymphocytes.

1.67        “GE Product Complaint” means a written, oral or electronic communication that alleges deficiencies related to the identity, quality, purity, durability, reliability, safety, or effectiveness or performance of a GE Product.

1.68        “Governmental Authority” means any supranational (e.g., the European Union (“EU”)), national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, in each case having jurisdiction in any country or other jurisdiction.

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1.69        “Government Official” or “Public Official” means (i) any official, officer, employee, representative, or anyone acting in an official capacity on behalf of (a) any government or any department or agency thereof; (b) any public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, or the World Health Organization), or any department, agency, or institution thereof; or (c) any government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; (ii) any political party or party official; and (iii) any declared candidate for political office.

1.70        “ICC” shall have the meaning set forth in Section 10.4.

1.71        “Indemnified Party” has the meaning set forth in Section 9.1.3(a).

1.72        “Indemnifying Party” has the meaning set forth in Section 9.1.3(a).

1.73        “Indemnity Claim” has the meaning set forth in Section 9.1.3(a).

1.74        “Insured Product Activity” has the meaning set forth in Section 9.2.1.

1.75        “Intellectual Property” means Patents, Know-How, trademarks, service marks, registered designs, copyrights, database rights, design rights, applications for any of the above, and any similar right recognized in any jurisdiction, together with all rights of action in relation to the infringement or misappropriation of any of the above.

1.76        “Initial Term” means the period beginning on the Effective Date and expiring thirty (30) years thereafter.

1.77        “Invalidity Claim” has the meaning set forth in Section 6.3.3(a).

1.78        “Issued Licensed Patent” means a Licensed Patent that has been granted (issued) by a Governmental Authority or pursuant to which Licensor may otherwise bring a claim of infringement under or based upon.

1.79        “KI Affiliated Hospital” means a hospital that is affiliated with Karolinska Institutet (“KI”), in particular the Karolinska University Hospital (“KH”), for example, with locations in Stockholm, Stockholm Huddinge and Stockholm Solna, Sweden.

1.80        “Know-How” means any information, results and data of any type whatsoever, in any tangible or intangible form or medium whatsoever (including in print, electronic or digital form), including databases, ideas, discoveries, inventions, Trade Secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation and descriptions and all other technical and business information.

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1.81        “Knowledge” and phrases of similar import mean the actual knowledge of the Party referenced and the knowledge that such Party would reasonably be expected to possess after a diligent investigation of the subject matter in question. In the case of Licensor, “Knowledge” shall include the actual knowledge of the Named Professors and the knowledge that such Named Professors would reasonably be expected to possess after a diligent investigation of the subject matter in question.

1.82        “Labeling” has the meaning set forth in Section 201(m) of the FDCA (21 U.S.C. § 321(m)) (or any successor or applicable foreign equivalent thereto), including the applicable product’s label, packaging and package inserts accompanying such product, and any other written, printed, or graphic materials accompanying such product, including patient instructions or patient indication guides.

1.83        “Liabilities” means any and all awards, commitments, costs, damages, decrees, expenses, fines, judgments, levies, liabilities, losses, obligations, orders, and penalties of any nature, whether accrued or unaccrued, fixed, absolute, contingent or otherwise.

1.84        “License Agreements” mean all agreements executed by Licensor prior to the Effective Date of this Agreement that establish rights in any Licensed Patent or Licensed Know-How to any Third Party, a list of which is provided in Schedule 3 attached hereto.

1.85        “Licensed Intellectual Property” means the Licensed Know-How and Licensed Patents.

1.86        “Licensed Know-How” means all Know-How Controlled by Licensor as of the Effective Date of this Agreement that is necessary or useful to Develop, Manufacture, or Commercialize Products or Develop, Manufacture, or Commercialize GE Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory under Section 2.1.1; provided, however, that Licensed Know-How shall not include any Know How subject to the Exclusions.

1.87        “Licensed Patents” means Patents Controlled by Licensor as of the Effective Date, being listed in Schedule 1 attached hereto; provided, however, that Licensed Patents shall not include any Patents subject to the Exclusions. For avoidance of doubt, Licensed Patents includes any and all Patents that claim priority to one or more of the patent applications listed in Schedule 1, whether currently pending or subsequently filed and/or granted (issued).

1.88        “Licensor Indemnified Party” has the meaning set forth in Section 9.1.1.

1.89        “Licensor Sole Inventions” has the meaning set forth in Section 6.1.1(b).

1.90        “Lion Claim” has the meaning set forth in Section 9.1.1(a)(vi).

1.91        “Lion Confidential Information” means Lion Sole Inventions (as defined in Section 6.1.1) and any Intellectual Property Controlled by Lion relating to any of the foregoing and any and all tangible or intangible information (whether written, oral or in any electronic, visual or other medium) that concerns Lion or its Representatives that is disclosed or provided to PolyBioCept or its Representatives before or after the Effective Date in connection with the evaluation, negotiation, consideration, or consummation of, or pursuant to, this Agreement or through any visits by PolyBioCept or its Representatives to Lion’s facilities (including any analyses, materials, products or conclusions drawn or derived therefrom).

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1.92        “Lion Indemnified Party” has the meaning set forth in Section 9.1.2.

1.93        “Lion Insurance” has the meaning set forth in Section 9.2.1.

1.94        “Lion-Maintained Licensed Patents” means a Licensed Patent that becomes a Lion-Maintained Licensed Patent pursuant to Section 6.2.3 herein.

1.95        “Lion-Owned Patents” mean Patents that claim Lion Sole Inventions (as defined in Section 6.1.1).

1.96        “Lion Sole Inventions” has the meaning set forth in Section 6.1.1(a).

1.97        “Lymphocytes” means natural killer cells, B Cells, and T Cells.

1.98        “Manufacture”/ “Manufacturing”/ “Manufactured” means making and having made, including all operations in the acquisition of materials and the production, testing, warehousing, packaging, Labeling and, as applicable, release to the market, importing and having imported.

1.99        “MPA” means the Medical Product Agency and any successor thereto.

1.100      “Named Professors” means Professors Markus Maeurer and Ernest Dodoo.

1.101      “Notice of Acceptance” has the meaning set forth in Section 2.2.2(b).

1.102      “Notice of Nonconformity” has the meaning set forth in Section 2.2.2(b).

1.103      “Notice of Provisioned Facility” has the meaning set forth in Section 3 of Schedule 2.1 attached hereto.

1.104      “Notice of True-up Amount” has the meaning set forth in Section 4(b) of Schedule 2.1 attached hereto.

1.105      “Original Indications” means pancreatic cancer and glioblastoma.

1.106      “Party-Specific Regulations” mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.107      “Patent Fees” means the out-of-pocket costs incurred for the filing, prosecution and maintenance of Patents and other Third Party fees related thereto, including any patent attorney fees and fees to Governmental Authorities associated therewith.

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1.108      “Patents” means the rights and interests in and to any and all issued patents and pending patent applications (including inventors certificates and utility models) in any country or jurisdiction, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals and letters patent on any of the foregoing, and any and all reissues, reexaminations, extensions, confirmations, registrations and patents of addition.

1.109      “PBC Genetic Engineering Technology” means (a) Know-How comprising PolyBioCept Confidential Information to the extent comprising any invention, apparatus, composition, method, process, or technique used for or useful in Genetic Engineering, and/or (b) Patents Controlled by PolyBioCept to the extent disclosing any invention, apparatus, composition, method, process, or technique used for or useful in Genetic Engineering. Notwithstanding the foregoing, to the extent any PBC Genetic Engineering Technology may be used for or useful in exploiting the licenses granted in Sections 2.1.1 and/or 2.1.2 for purposes other than Genetic Engineering, such use for purposes other than Genetic Engineering are deemed included in the licenses granted in Sections 2.1.1 and 2.1.2.

1.110      “Permitted Lion Assignee” shall have the meaning set forth in Section 10.5

1.111      “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity.

1.112       “Phase I Trial” means a human clinical trial of an investigational new drug in the U.S. or EU that would satisfy the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.113      “Phase II Period” has the meaning set forth in Section 8.4.2(d)(ii).

1.114      “Phase II Trial” means a human clinical trial of an investigational new drug in the U.S. or EU that would satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.115      “Phase III Period” has the meaning set forth in Section 8.4.2(d)(iii).

1.116      “Phase III Trial” means a human clinical trial of an investigational new drug in the U.S. or EU that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent.

1.117      “Phase IV Period” has the meaning set forth in Section 8.4.2(d)(iv).

1.118      “PolyBioCept Claim” has the meaning set forth in Section 9.1.2(a)(vi).

1.119      “PolyBioCept Confidential Information” means the Background Patents, Licensed Intellectual Property (including Licensed Patents and Licensed Know-How), Licensor Sole Inventions, any Intellectual Property Controlled by Licensor relating to any of the foregoing, and any and all tangible or intangible information (whether written, oral or in any electronic, visual or other medium) that concerns PolyBioCept or its Representatives that is disclosed or provided to Lion or its Representatives before or after the Effective Date in connection with the evaluation, negotiation, consideration, or consummation of, or pursuant to, this Agreement or through any visits by Lion or its Representatives to PolyBioCept’s facilities (including any analyses, materials, products or conclusions drawn or derived therefrom).

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1.120      “PolyBioCept Insurance” has the meaning set forth in Section 9.2.3.

1.121      “PolyBioCept-Maintained Licensed Patent” means (i) a Licensed Patent that is identified as “PolyBioCept-Maintained” in Schedule 1 attached hereto and all subsequently filed Patents claiming priority thereto that are Controlled by Licensor, (ii) a Licensed Patent that constitutes or becomes a PolyBioCept-Maintained Licensed Patent under the [* * *] Agreement and all subsequently filed Patents claiming priority thereto that are Controlled by Licensor, or (iii) a Licensed Patent that PolyBioCept Elects To Pursue pursuant to its step-in rights under the [* * *] Agreement and all subsequently filed Patents claiming priority thereto that are Controlled by Licensor.

1.122      “PolyBioCept Personnel” means PolyBioCept Representatives and Third-Party contractors selected by PolyBioCept to perform the Demonstration of Concept.

1.123      “Proceeding” means any claim (including any product liability claim), action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.

1.124      “Product” means TIL, including tumor-infiltrating T Cells, isolated from Tumor samples, which TIL are produced by Expansion, Selection, and/or Enrichment using Cytokine Cocktails; provided, however, that Product shall not include Antigen-Edited Lymphocytes.

1.125      “Product Complaint” means a customer’s written, oral or electronic communication that alleges deficiencies related to the identity, quality, purity, durability, reliability, safety, or effectiveness or performance of a Product.

1.126      “Product Expansion Milestone Payment” shall have the meaning set forth in Section 5.4.1.

1.127      “Product Selection/Enrichment Milestone Payment” shall have the meaning set forth in Section 5.4.2.

1.128      “Professional Third Party” has the meaning set forth in Section 7.5.3(c).

1.129      “Recipient” shall have the meaning set forth in Section 7.5.3(b).

1.130      “Regulatory Approval” means all approvals (including marketing authorization, application approvals, and supplements and amendments thereto and any required pricing approval), licenses, registrations or authorizations of any Governmental Authority necessary to develop or commercialize goods.

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1.131      “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.132      “Regulatory Filings” means regulatory applications, submissions, notifications, communications, correspondence, registrations, marketing authorization applications, and/or other filings made to, received from, or otherwise conducted with a Regulatory Authority in connection with the development or commercialization of goods in a particular country or jurisdiction.

1.133      “Renewal Term” has the meaning ascribed to that term in Section 8.1 of this Agreement.

1.134      “REP” means the rapid Expansion process set forth in Data and Documentation No. 1.

1.135      “Representatives” means, with respect to a Party, such Party’s Affiliates and each of that Party’s and its Affiliates’ respective directors, officers, employees and agents. In the case of Licensor, “Representatives” shall include the Named Professors.

1.136      “Research Program” has the meaning ascribed to that term in the Sponsored Research Agreement.

1.137      “Restricted Field” means all uses for the prevention, treatment, mitigation, palliation or diagnosis of melanoma in humans or animals.

1.138      “Restricted Territory” means worldwide, except for Russia, Ukraine, Belarus, Moldova, Estonia, Latvia, Lithuania, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Uzbekistan, Armenia, Azerbaijan, and Georgia.

1.139      “Share” means the unregistered common stock, par value of $0.000041666 per share, of Lion or the equivalent shares of a Permitted Lion Assignee.

1.140      “Select” / “Selection” / “Selecting” / “Selected” means determining the presence of specific Lymphocytes, in particular specific TILs, within a composition of Lymphocytes, e.g., based on the presence of specific cell surface markers or epigenetic profiles. Selection may additionally include isolation of specific Lymphocytes, in particular specific TILs from the composition.

1.141      “60-Day Notice Period” shall have the meaning set forth in Section 8.3.

1.142      “Sponsored Research Agreement” means that certain Sponsored Research Agreement to be executed by and between Lion and KI and attached hereto at Schedule 6 upon execution, as the same may be amended from time to time.

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1.143      “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, windfall profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under the laws of the United States or any foreign Applicable Law.

1.144      “Term” means the Initial Term and the Renewal Term(s), if any.

1.145      “Term Sheet” has the meaning set forth in the recitals.

1.146      “Term Sheet Fee(s)” has the meaning set forth in Section 5.1.

1.147      “TIL” means tumor-infiltrating Lymphocytes.

1.148      “Third Party” means any Person other than Lion, on the one hand, or PolyBioCept, on the other hand, or their respective Representatives.

1.149      “Trade Secrets” mean all tangible or intangible information that meets the definition of “trade secrets” under the Delaware Uniform Trade Secrets Act (“DEUTSA”).

1.150      “Transfer of Know-How” has the meaning set forth in Section 2.2.1.

1.151      “True-up Amount” means the lesser of (i) the total cost and expenditures in performing the Transfer of Know-How, consistent with the Budget, less one hundred fifty thousand dollars (US$150,000) or (ii) fifty thousand dollars (US$50,000).

1.152      “Tumors” means all malignant tumors, including, in particular, malignant tumors containing TIL.

1.153      “Unrestricted Territory” means worldwide.

1.154      “USPTO” means the U.S. Patent and Trademark Office and any successor thereto.

1.155      “Valid Claim” shall mean a claim of a granted (issued) and unexpired Licensed Patent in a jurisdiction where that claim (i) has not been held unenforceable, unpatentable, or invalid by a Governmental Authority of competent jurisdiction in a final, unappealable decision or judgment, or one for which the time for appeal has passed, and (ii) has not been admitted to be invalid or unenforceable through disclaimer, surrender or otherwise; provided, however, that no admission of invalidity or unenforceability in a reissue application shall constitute an admission of invalidity or unenforceability to the extent any claims are allowed and issue in a subsequent Issued Licensed Patent from such reissue application.

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1.156      Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “or” is not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” This Agreement has been prepared jointly with the assistance of counsel and shall not be strictly construed against any Party. The captions or headings of the Articles, Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein shall be construed as referring to any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed, or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, and (f) all references herein to Articles, Sections, Exhibits, or Schedules shall be construed to refer to Articles, Sections, Exhibits, and Schedules of this Agreement, unless otherwise specified herein.

2	LICENSES

2.1          License.

2.1.1       Exclusive License Grant. Subject to the conditions, obligations, and terms hereof, Licensor hereby grants to Lion during the Term, an exclusive license, with the right to grant and authorize sublicenses, under the Licensed Intellectual Property to (a) Develop, Manufacture, Commercialize, and, subject to the restrictions in this Section and elsewhere in this Agreement, Genetically Engineer Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory and (b) Develop, Manufacture, and Commercialize GE Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory; provided, however, that (i) PolyBioCept reserves (1) the right under the Licensed Intellectual Property to Develop and Manufacture (but not Commercialize) Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory for the sole purpose of Genetic Engineering said Products, (2) the right under the Licensed Intellectual Property to Genetically Engineer Products and to Develop, Manufacture, and Commercialize GE Products, and (3) the right to engage its Representatives and Third-Party contractors in exercising such rights retained under clauses (1) and (2) of this Section 2.1.1, and (ii) the licenses granted to Lion in this Section 2.1.1 expressly exclude the right to use or otherwise exploit any PBC Genetic Engineering Technology for Genetic Engineering.

2.1.2       Non-Exclusive License Grant. Subject to the conditions, obligations, and terms hereof, Licensor hereby grants to Lion during the Term a non-exclusive license, with the right to grant and authorize sublicenses, under the Background Patents to the extent necessary or useful to (a) Develop, Manufacture, Commercialize, or, subject to the restrictions in this Section and elsewhere in this Agreement, Genetically Engineer Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory or (b) Develop, Manufacture, or Commercialize GE Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory; provided, however, that the licenses granted to Lion in this Section 2.1.2 expressly exclude the right to use or otherwise exploit any PBC Genetic Engineering Technology for Genetic Engineering.

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2.1.3       Research Rights. Notwithstanding the license rights granted under Section 2.1.1, PolyBioCept shall have the right to grant sublicenses under the Licensed Intellectual Property to KI and/or a KI Affiliated Hospital, their Representatives and their Third-Party contractors to Develop and Manufacture Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory solely for KI’s and a KI Affiliated Hospital’s internal research and academic purposes, including use in the treatment of patients in KI Affiliated Hospitals, provided that PolyBioCept shall not have the right to authorize KI and/or a KI Affiliated Hospital, their Representatives and their Third-Party contractors to Commercialize the Products in the Field in the Unrestricted Territory and/or in the Restricted Field in the Restricted Territory. For the avoidance of doubt, solely for purposes of this Section 2.1.3, “treatment of patients” for internal research and academic purposes will not constitute “Commercialization,” even if a patient or a Third Party compensates KI and/or a KI Affiliated Hospital for such treatment.

2.1.4       Other Licenses. Lion acknowledges that all rights granted by PolyBioCept to Lion hereunder are subject to the rights granted to [* * *] (“[* * *]”) under the [* * *] Agreement and agrees that no rights granted hereunder shall conflict with any of such rights granted under the [* * *] Agreement.

2.1.5       Sublicensing and Sub-distributing. The licenses granted under Sections 2.1.1 and 2.1.2 include the right of Lion to engage its Representatives and Third-Party contractors in exercising such rights and in carrying out its activities and obligations under this Agreement during the Term. Lion may sublicense its rights hereunder during the Term, provided, however, that, notwithstanding anything to the contrary herein, Licensor’s obligations to assist with and provide technology transfer to any contract manufacturer shall be subject to the provisions of Section 2.2. Further, Lion shall enter into an agreement with each permitted sublicensee or distributor under terms no less stringent than those hereof with respect to the obligations or rights that are being sublicensed and/or subcontracted and with respect to the permitted uses and permitted disclosure of Background Patents, Licensed Intellectual Property, and other Intellectual Property and Confidential Information of Licensor, and Lion shall be fully responsible for any breach of this Agreement by any sublicensee or Third-Party contractors.

2.1.6       Exclusions. Except as expressly stated herein, PolyBioCept grants no other rights in, or license under, the Intellectual Property Controlled by PolyBioCept. The following is a non-exhaustive list of exclusions from the license rights granted to Lion under this Agreement:

(a)          offering to sell and/or selling the Cytokine Cocktail under the Licensed Intellectual Property;

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(b)          using the Cytokine Cocktail under the Licensed Intellectual Property other than to (i) Develop, Manufacture, Commercialize, or, subject to the restrictions in this Section and elsewhere in this Agreement, Genetically Engineer Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory or (ii) Develop, Manufacture, or Commercialize GE Products in the Field in the Unrestricted Territory or in the Restricted Field in the Restricted Territory under Section 2.1.1, including, but not limited to, using the Cytokine Cocktail under the Licensed Intellectual Property to identify Antigens, neo-antigens, shared Antigens, Antigens for chimeric Antigen receptors (“CARs”), B-Cell or T-Cell epitopes, T-Cell receptors (“TCRs”), and/or recombinant antibodies;

(c)          Developing, Manufacturing, Commercializing, and/or Genetically Engineering Products and/or Developing, Manufacturing, and/or Commercializing GE Products under the Licensed Intellectual Property outside the Field in the Unrestricted Territory and/or outside the Restricted Field in the Restricted Territory;

(d)          any rights to or under European Patent Application No. EP 16 162 435.8 (and any and all Patents that are filed and/or issued after the Effective Date and claim priority to said application), including, without limitation, determining the clinical/biological relevance of a Product or GE Product according to a method described in the “platform;” identifying a TCR sequence according to a method described in said application; or using, making, importing, having made, offering to sell, and/or selling any other invention, product, apparatus, method, process, or technique described in said application, if and to the extent covered by claims in said patent application;

(e)          any rights to or under Patent Application No. PCT/EP 2015/062992 (and any and all Patents that are filed and/or issued after the Effective Date and claim priority to said application), including, without limitation, using, making, importing, having made, offering to sell, and/or selling the cell culture medium or any invention, product, apparatus, method, process, or technique described in Patent Application No. PCT/EP 2015/062992 (and any and all Patents that are filed and/or issued after the Effective Date and claim priority to said application), if and to the extent covered by claims in said patent application;

(f)          any rights to or under Patents and/or Know-How Controlled by Licensor (or the portions thereof) claiming and/or pertaining to the GMP cell reactor module (i.e., a device for the partial automation of cell Expansion with the Cytokine Cocktail under the Licensed Intellectual Property, which is described in European Patent Publication No. EP2543719A1); or

(g)          any rights to or under any PBC Genetic Engineering Technology, except as stated in the definition of “PBC Genetic Engineering Technology.”

Section 2.1.6(a)-(g) above shall be known as the “Exclusions.” Licensor acknowledges that Licensor’s Intellectual Property does not include (and PolyBioCept has no basis in prohibiting Lion from using apart from) any apparatus, composition, method, process, or technique (i) in the public domain now or in the future, (ii) that is disclosed but not claimed in a Patent granted (issued), except to the extent subsequently claimed during the patent prosecution process and allowed and granted (issued), or (iii) that is Intellectual Property Controlled by Lion or a Third Party and developed independently of Licensor’s Intellectual Property.

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2.2          Transfer of Know-How.

2.2.1       Licensed Know-How. In furtherance of the licenses granted by Licensor to Lion under this Agreement, Licensor shall, or shall cause its Representatives, at Lion’s expense to (a) transfer to Lion within two (2) Business Days of the Effective Date a tangible or electronic copy of the Data and Documentation and (b) commence promptly after the Licensor’s receipt of a Notice of Provisioned Facility from Lion and use Commercially Reasonable Efforts to complete as soon as is reasonably practicable thereafter, the performance of the Demonstration of Concept for Lion in accordance with the Acceptance Criteria (“Transfer of Know-How”). The Parties acknowledge that the Transfer of Know-How under this Section 2.2 is subject to the Additional Terms. PolyBioCept will de-identify any pre-clinical or clinical trial data in the Data and Documentation and in any other Licensed Know-How to the extent necessary to permit such transfer.

2.2.2       Acceptance of Transfer of Know-How.

(a)          Upon Licensor’s transfer of the Data and Documentation to Lion and performance of the Demonstration of Concept for Lion in accordance with the Acceptance Criteria and Section 2.2.1 above, Licensor shall promptly provide Lion with written notice thereof (“Completion Notice”). Lion acknowledges that prior to the Effective Date, Lion received a tangible or electronic copy of Data and Documentation Nos. 2 and 3 and a tangible or electronic copy of a previous draft of Data and Documentation No. 1.

(b)          Following Lion’s receipt of a Completion Notice from Licensor under subpart (a) or (c) of this Section, if Licensor has completed the Transfer of Know-How in accordance with Section 2.2.1 above, then Lion shall promptly execute, and provide to Licensor an executed copy of the Acceptance Certificate (“Notice of Acceptance”). Following Lion’s receipt of a Completion Notice from Licensor under subpart (a) or (c) of this Section, if Lion does not agree that the Transfer of Know-How was completed in accordance with Section 2.2.1 above, then Lion must provide to Licensor written notice specifying with as much detail as is reasonably possible what Data and Documentation was not provided to Lion and/or in what respect the Demonstration of Concept fails to comply with the Acceptance Criteria (“Notice of Nonconformity”). If Lion fails to provide a Notice of Acceptance or a Notice of Nonconformity to Licensor within ten (10) business days following Lion’s receipt of a Completion Notice, then Lion shall be deemed to have accepted the Transfer of Know-How (“Deemed Acceptance”). Any disputes as to a Notice of Nonconformity will be subject to Section 10.4.

(c)          Subject to Lion’s right to terminate pursuant to Section 8.4.1, upon Licensor’s receipt of a Notice of Nonconformity, Licensor shall promptly commence and use Commercially Reasonable Efforts to complete as soon as is reasonably practicable thereafter, curing each nonconformity identified in the Notice of Nonconformity. Once Licensor has cured each nonconformity identified in the Notice of Nonconformity, Licensor shall promptly provide Lion with a Notice of Completion.

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2.3           Rights Retained by PolyBioCept. Notwithstanding anything herein to the contrary, the licenses granted by Licensor hereunder shall be subject to the right of PolyBioCept (on behalf of itself and its Affiliates and the licensees and assignees of PolyBioCept and its Affiliates) to use, reference and maintain copies of the Licensed Intellectual Property and any Intellectual Property embodied therein, in each case, subject to the terms of Section 7.5.3:

(a)          pursuant to the rights retained by PolyBioCept in Section 2.1;

(b)          to extent necessary for PolyBioCept to fulfill any of its obligations under this Agreement;

(c)          to extent necessary for PolyBioCept to fulfill any of its obligations under any License Agreement;

(d)          for internal research by PolyBioCept; and

(e)          for the defense or prosecution of any Proceeding in which PolyBioCept or any of its Representatives is a party or a potential party.

3	REGULATORY MATTERS

3.1          Regulatory Matters. As between the Parties, each Party will be responsible, at its own expense, for preparing and submitting all Regulatory Filings with respect to Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property, and such Regulatory Filings shall be made in such Party’s name. As between the Parties, the Parties hereto agree that each Party shall be responsible, at its expense, for preparing and submitting Regulatory Filings with respect to GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property, and such Regulatory Filings shall be made in its own name.

3.2          Safety.

3.2.1       Each Party shall maintain or cause a Third Party to maintain a global safety database (and Product Complaints database), at such Party’s expense, for the purposes of reporting Adverse Events and other reportable occurrences and inquiries regarding Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property to fulfill pharmacovigilance requirements to relevant government Agencies in accordance with Applicable Laws. Each Party shall maintain or cause a Third Party to maintain a global safety database (and GE Product Complaints database), at its expense, for the purposes of reporting Adverse Events and other reportable occurrences and inquiries regarding GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property to fulfill pharmacovigilance requirements to relevant government Agencies in accordance with Applicable Laws.

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3.2.2       During the Term, each Party shall be responsible, at its expense, for recording, investigating, summarizing, notifying, reporting and reviewing (or causing a Third Party to do so) all Adverse Events and other reportable occurrences and inquiries associated with Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property in accordance with Applicable Laws and shall adhere to all requirements of Applicable Laws related to the reporting and investigation of Adverse Events resulting from Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property and other reportable occurrences and inquiries.

3.3         Compliance.

3.3.1       Compliance with Applicable Laws. Each of the Parties shall, and shall cause their respective Representatives to, conduct all activities under this Agreement in such a manner as to comply with all Applicable Laws.

3.3.2       Compliance with Party-Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party-Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party breaching or violating any Party-Specific Regulation applicable to it. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

3.4         Exclusions. Notwithstanding anything herein to the contrary, nothing in this Section 3 shall create any obligations on Lion’s part for any Products or GE Products not Manufactured and/or Commercialized by Lion, a Lion Representative, a Lion sublicensee or otherwise on behalf of Lion.

4	DEVELOPMENT AND COMMERCIALIZATION

4.1         Development Efforts. During the Term, Lion shall use Commercially Reasonable Efforts to Develop under the Licensed Intellectual Property one or more Products and one or more GE Products for use in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory, provided that the foregoing does not require Lion to Develop under the Licensed Intellectual Property one or more Products and one or more GE Products for use in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory simultaneously.

4.2         Manufacturing and Commercialization Efforts. During the Term, Lion shall use Commercially Reasonable Efforts to Manufacture, Genetically Engineer (if applicable) and Commercialize under the Licensed Intellectual Property one or more Products and one or more GE Products for use in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory, provided that the foregoing does not require Lion to Manufacture, Genetically Engineer (if applicable) and Commercialize under the Licensed Intellectual Property one or more Products and one or more GE Products for use in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory simultaneously.

4.3         Principles of Commercialization. During the Term, as between Licensor and Lion, each Party shall bear one hundred percent (100%) of the expenses (including pre-marketing, marketing and detailing expenses) it has incurred or will incur in connection with its Development, Manufacturing, Commercialization, and Genetic Engineering of Products and GE Products, as applicable, under the Licensed Intellectual Property.

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4.4         No Obligation to Provide Further Assistance. No Party shall have any obligation to assist the other Party with respect to the Development, Manufacturing, Commercialization, and/or Genetic Engineering activities of the other Party, except as expressly provided herein, unless the Parties agree otherwise in writing.

4.5         Obligations of the Parties with Respect to Inquiries. During the Term, each Party shall: (a) assume responsibility for all correspondence and communication with health care professionals and customers relating to Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property; (b) provide, at its expense, responses to inquiries from health care professionals and customers, and respond to emergency questions relating to Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property; and (c) keep such records and make such reports relating to Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property, as is reasonably necessary to document such communications in compliance with all Applicable Laws.

4.6         Complaints. During the Term, Lion shall be responsible, at its expense, for handling all Product Complaints with respect to Products Manufactured and/or Commercialized by Lion, its Representatives, its sublicensees or otherwise on Lion’s behalf under the Licensed Intellectual Property. During the Term, each Party shall be responsible, at its expense, for handling GE Product Complaints with respect to GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property, subject to any other contractual obligations that such Party may have.

4.7         Recalls.

4.7.1       Voluntary Determination. Subject to Applicable Laws, as between Lion and Licensor, each Party shall be responsible for determining whether and upon what terms and conditions the Products and GE Products Manufactured and/or Commercialized by such Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property shall be Recalled or otherwise withdrawn from sale to Third Parties, and such Party shall be responsible for discussions with Agencies regarding all aspects of the Recall decision and the execution thereof, at its sole expense.

4.7.2       Government Directive. During the Term, if (a) any Agency issues a request, directive or order for a Recall of any Product or GE Product Manufactured and/or Commercialized by a Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property or (b) a court of competent jurisdiction orders a Recall of any Product or GE Product Manufactured and/or Commercialized by a Party, its Representatives, its sublicensees or otherwise on such Party’s behalf under the Licensed Intellectual Property, then (as between Lion and Licensor) such Party shall be responsible for implementing a Recall described in Section 4.7.1, at its sole expense.

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5	FINANCIAL TERMS

5.1         Term Sheet Fee(s). Licensor acknowledges that Lion made a non-refundable payment to PolyBioCept of one hundred thousand dollars ($100,000) within five (5) days of execution of the Term Sheet (collectively, the “Term Sheet Fee”).

5.2         Exclusive License Payment. Upon the Effective Date, in partial consideration for the Transfer of Know-How under Section 2.2.1 and licenses granted to Lion in Sections 2.1.1 and 2.1.2, Lion shall pay to PolyBioCept two million five hundred thousand dollars ($2,500,000) in cash, less the Term Sheet Fee already paid by Lion to PolyBioCept (the “Exclusive License Payment”). Except as provided in Sections 8.4.1 and 8.4.3, the Exclusive License Payment is non-refundable.

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5.3         Milestone Payments. For avoidance of doubt, each of the milestones fees and Share issuances set forth in Sections 5.4 and 5.5 shall only be made once, if at all, whether paid/issued pursuant to this Section 5, pursuant to Section 8.4.2(d) or otherwise. Any subsequent Achievement of the same milestone will not trigger another payment of milestone fees and issuances of Shares under Sections 5.4 and 5.5. Each event (trial, approval, etc.) can only trigger one (1) milestone fee and Share issuance; the same event cannot be used to trigger more than one (1) milestone payment and Share issuance under Sections 5.4 and 5.5. All Share numbers set forth in Sections 5.4 and 5.5 shall be adjusted for stock splits, stock dividends, recapitalizations and like events affecting the common stock of Lion after the Effective Date. Lion shall provide PolyBioCept with written notice within ten (10) Business Days of Achievement of a milestone that triggers payment of a fee and/or issuance of Shares under Section 5.4 or 5.5.

5.4         Phase II Successful Completion Milestone.

5.4.1       Product Expansion. Within thirty (30) Business Days of Lion’s, its Representatives’, or a sublicensee of Lion’s [* * *] of a Covered Product produced by Expansion using Cytokine Cocktails by Lion, its Representatives, or a sublicensee of Lion, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares (“Product Expansion Milestone Payment”).

5.4.2       Product Selection and/or Enrichment. Within thirty (30) Business Days of Lion’s, its Representatives’, or a sublicensee of [* * *] of a Covered Product produced by Selection and/or Enrichment using Cytokine Cocktails by Lion, its Representatives, or a sublicensee of Lion, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares (“Product Selection/Enrichment Milestone Payment”).

5.4.3       GE Product. Within thirty (30) Business Days of Lion’s, its Representatives’, or a sublicensee of Lion’s [* * *] of a Covered GE Product produced by Lion, its Representatives, or a sublicensee of Lion, Lion shall (b) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares].

5.4.4       FDA and EMA Approval Fees - Product Expansion. Within thirty (30) Business Days of First Approval by the FDA or EMA of a Covered Product produced by Lion, its Representatives, or a sublicensee of Lion by Expansion using Cytokine Cocktails, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares (“First Approval Expansion Milestone Payment”).

5.4.5       FDA and EMA Approval Fees - Product Selection and/or Enrichment. Within thirty (30) Business Days of First Approval by the FDA or EMA of a Covered Product produced by Lion, its Representatives, or a sublicensee of Lion by Selection and/or Enrichment using Cytokine Cocktails, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares.

5.4.6       FDA and EMA Approval Fees - GE Product. Within thirty (30) Business Days of First Approval by the FDA or EMA of a Covered GE Product produced by Lion, its Representatives, or a sublicensee of Lion, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares.

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5.5         Aggregate Sales Fees.

5.5.1       [* * *] Million. Within thirty (30) Business Days of Achievement of [* * *] in Aggregate Sales, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares.

5.5.2       [* * *]. Within thirty (30) Business Days of Achievement of [* * *] in Aggregate Sales, Lion shall (a) pay to PolyBioCept [* * *] in cash and (b) shall issue to PolyBioCept [* * *] Shares.

5.6         Records and Audits. During the Term and for two (2) years thereafter, Lion shall keep, and shall cause each sublicensee and Affiliate to keep, books and records documenting the exploitation of the licenses granted under Sections 2.1.1 and 2.1.2, including, without limitation, the Manufacturing and Commercialization of Covered Products and Covered GE Products in such reasonable detail as is necessary to compute and confirm the calculation of Aggregate Sales. Until such time as PolyBioCept has received all of the payments and Shares (or payment in lieu thereof) specified in Sections 5.4 and 5.5, PolyBioCept shall have the right upon written notice to Lion, and during normal business hours to examine, inspect, copy and audit such books and records using a Third Party accountant selected by PolyBioCept with no competitive affiliation to the Lion. The books and records shall be considered Lion Confidential Information. In the event any examination and audit by PolyBioCept of such books and records reveals a delay in the fulfillment of any obligation of Lion under Sections 5.4 and 5.5, Lion shall pay interest, calculated at the rate of one percent (1%) per month, of the total value of cash and Shares that should have been paid and issued, respectively, from the time such amount of cash and Shares should have been paid and issued until such amount is paid and such Shares issued. The failure of Lion, a sublicensee of Lion or an Affiliate of Lion to keep books and records as required herein shall constitute a material breach by Lion.

5.7         Patent Fees. Pursuant to the terms of the [* * *] Agreement, following the effective date of the [* * *] Agreement, [* * *] shall pay all Patent Fees incurred with respect to [* * *]-Maintained Licensed Patents and PolyBioCept shall pay all Patent Fees incurred with respect to PolyBioCept-Maintained Licensed Patents.

5.8         Currency. All dollar ($) amounts specified in this Agreement are United States Dollar amounts unless otherwise specifically stated.

5.9         PolyBioCept Bank Account. All payments by Lion to PolyBioCept hereunder shall be made by wire transfer to the PolyBioCept bank account, as specified by PolyBioCept in writing.

5.10      Taxes. Each Party will be responsible for its own Taxes. PolyBioCept will be responsible for payment for any Taxes properly collectible from PolyBioCept under Applicable Law. Lion will be responsible for payment for any Taxes properly collectible from Lion under Applicable Law.

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5.11      Withholding Taxes. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, withholding taxes payable with respect to any payment and issuance of Shares to PolyBioCept under Section 5 herein and that they shall use their best efforts to cooperate and coordinate with each other to achieve such objective. The Parties agree in good faith to use reasonable efforts to obtain any available exemptions from withholding taxes and to assist each other in that regard. Any tax paid or required to be withheld by Lion on account of any payment and/or issuance of Shares to PolyBioCept under Section 5 herein will be deducted from the amount otherwise due. Lion will secure and send to PolyBioCept proof of any such taxes withheld and paid by Lion for the benefit of PolyBioCept. The Parties shall use commercially reasonable efforts to enable PolyBioCept to take advantage of any applicable legal provision or tax treaty with the object of minimizing withholding tax.

6	INTELLECTUAL PROPERTY OWNERSHIP AND PROTECTION

6.1         Ownership of Inventions.

6.1.1       Sole Inventions.

(a)          As between the Parties, Lion shall exclusively own (i) all inventions made solely by Lion, its consultants, and its Representatives (excluding the Named Professors, unless otherwise agreed to by Lion and the Named Professors in writing) in the conduct of the activities pursuant to this Agreement and (ii) all Know-How authored, conceived, created, and developed by Lion, its consultants, and its Representatives (excluding the Named Professors, unless otherwise agreed to by Lion and the Named Professors in writing) in the conduct of the activities pursuant to this Agreement (“Lion Sole Inventions”).

(b)           As between the Parties, Licensor shall exclusively own all inventions made solely by Licensor, its employees, agents and consultants acting consistent with, and not in violation of, this Agreement (“Licensor Sole Inventions”).

(c)          Licensor’s ownership of Licensor Sole Inventions and Lion’s ownership of Lion Sole Inventions shall be on a worldwide basis in accordance with and bearing with it the same rights as the exclusive ownership interests of inventors named on United States patents under United States patent laws.

(d)          Licensor covenants that it shall use commercially reasonable efforts (i) to ensure that any Lion Confidential Information that is created by Lion or its Representatives during the Term and disclosed or made available to Licensor and/or any of the Named Professors is not disclosed to [* * *], (ii) to ensure that [* * *]’ Right of First Offer under the [* * *] Agreement does not cover any Intellectual Property outside of the Field (wherein the terms “Intellectual Property” and “Field” as used in this Subpart (ii) have the meaning ascribed to such terms in the [* * *] Agreement), and (iii) to fulfill its obligations under the [* * *] Agreement in such a way as to not limit or hinder Lion’s interests more than what is necessary to comply with a strict interpretation of the [* * *] Agreement, in each case to the extent not prohibited by or in conflict with Licensor’s or any of the Named Professor’s obligations under the [* * *] Agreement.

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6.1.2       Inventorship. For purposes of determining whether an invention is a Lion Sole Invention or a Licensor Sole Invention, questions of inventorship shall be resolved in accordance with United States patent law.

6.2         Prosecution and Maintenance of Patents.

6.2.1       PolyBioCept-Maintained Licensed Patents.

(a)          In accordance with the terms of the [* * *] Agreement, PolyBioCept shall prepare, file, prosecute and maintain PolyBioCept-Maintained Licensed Patents, including any appeal, interference, opposition or other post grant proceedings (e.g., inter-partes review) related thereto, at PolyBioCept’s expense.

(b)          PolyBioCept shall keep Lion reasonably informed as to material developments with respect to the preparation, filing, prosecution and maintenance of PolyBioCept-Maintained Licensed Patents, including, but not limited to, any action proposed by PolyBioCept or [* * *] that would result in a substantive alteration in claim scope or reduction in breadth of claim scope of any PolyBioCept-Maintained Licensed Patents with respect to any Product or GE Product (or their use or Manufacture). If Lion reasonably concludes that any action, including any argument or claim amendment, proposed by PolyBioCept or [* * *] would result in a substantive alteration in claim scope or reduction in breadth of claim scope of any PolyBioCept-Maintained Licensed Patents with respect to any Product (or its use or Manufacture), then PolyBioCept and Lion shall review the proposed argument and/or claim amendment and following such review PolyBioCept shall consider in good faith any comments with respect thereto provided by Lion; provided, however, that PolyBioCept shall retain sole discretion with respect to implementing any such proposed argument and/or claim amendment.

(c)          To the extent possible, without conflicting with the terms of this Agreement or the [* * *] Agreement, and subject to Section 6.2.3, PolyBioCept shall take or authorize any actions reasonably necessary to further prosecution of the PolyBioCept-Maintained Licensed Patents and the [* * *]-Maintained Licensed Patents, including but not limited to the filing of any necessary terminal disclaimers or foreign equivalents thereof.

6.2.2       [* * *]-Maintained Licensed Patents. PolyBioCept shall keep Lion reasonably informed as to material developments, of which it has been reasonably informed by [* * *] pursuant to the [* * *] Agreement, with respect to the preparation, filing, prosecution and maintenance of [* * *]-Maintained Licensed Patents, including, but not limited to, any action proposed by [* * *] that would result in a substantive alteration in claim scope or reduction in breadth of claim scope of any [* * *]-Maintained Licensed Patents with respect to any Product or GE Product (or their use or Manufacture).

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6.2.3       Lion Step-in Right.

(a)          PolyBioCept-Maintained Licensed Patents. If PolyBioCept declines to file any national stage filings with the USPTO and/or any corresponding foreign patent offices, and/or prosecute, or otherwise elects not to take actions necessary to avoid abandonment of (“Discontinued Maintenance”), any PolyBioCept-Maintained Licensed Patent, then PolyBioCept shall promptly provide Lion with written notice thereof not less than sixty (60) calendar days prior to the date by which an action is required in order to avoid abandonment thereof or is required in order to avoid any statutory bar or to perfect any right of priority. If PolyBioCept receives written notice from [* * *] of its election to prepare, file and prosecute such patent application and maintain such patents in such country (“Election To Pursue”) or its election not to prepare, file and prosecute such patent applications and maintain such patents in such country (“Election Not To Pursue”), then PolyBioCept shall promptly provide Lion with written notice of the same. If [* * *] provides PolyBioCept with written notice of its Election To Pursue, then such PolyBioCept-Maintained Licensed Patent shall become for all purposes a [* * *]-Maintained Licensed Patent and shall continue to be a Licensed Patent and Licensed Intellectual Property for purposes of this Agreement. If [* * *] provides PolyBioCept with written notice of its Election Not To Pursue, then Lion may, upon written notice to PolyBioCept, prepare, file and prosecute such patent application and maintain such patents in such country, at its own expense, whereupon such PolyBioCept-Maintained Licensed Patent shall become for all purposes a Lion-Maintained Licensed Patent and shall continue to be a Licensed Patent and Licensed Intellectual Property for purposes of this Agreement.

(b)          [* * *]-Maintained Licensed Patents. If PolyBioCept receives written notice from [* * *] of its Discontinued Maintenance of any [* * *]-Maintained Licensed Patent, PolyBioCept shall promptly provide Lion with written notice of the same and of PolyBioCept’s Election To Pursue or Election Not To Pursue not less than thirty (30) days prior to the date by which an action is required in order to avoid abandonment thereof or is required in order to avoid any statutory bar or to perfect any right of priority. If PolyBioCept Elects Not To Pursue, Lion may, upon written notice to PolyBioCept, prepare, file and prosecute such patent applications and maintain such patents in such country, at its own expense, whereupon such [* * *]-Maintained Licensed Patent shall become for all purposes a Lion-Maintained Licensed Patent and shall continue to be a Licensed Patent and Licensed Intellectual Property for purposes of this Agreement.

6.2.4       Cooperation Between Parties. Each Party agrees to cooperate with the other with respect to the contemplation, preparation, filing, prosecution and maintenance of the Licensed Patents and Lion-Owned Patents pursuant to this Section 6.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the counsel of the Party that has the right or obligation under this Agreement to prepare, file, prosecute and maintain such Patents to do so; provided, however, nothing herein shall require an assignment or other change of ownership of the Patents.

6.3         Third-Party Infringement of Licensed Patents.

6.3.1       Notice. Each Party shall promptly notify the other Party in writing of any (a) infringement of any of the Licensed Patents in the Field in the Unrestricted Territory or in the Restricted Field in the Restricted Territory or (b) unauthorized use of any of the Licensed Intellectual Property, in each case that is adverse to any Product and/or GE Product, of which such Party becomes aware (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or suspected unauthorized use (except to the extent that such evidence is protected as attorney work product, attorney-client communication or other established legal privilege).

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6.3.2       Licensed Intellectual Property; Enforcement Rights.

(a)          As between the Parties, Lion shall have the first right at its expense, but not an obligation, to initiate a suit or take other appropriate action that Lion reasonably believes is required to abate an infringement of the Licensed Intellectual Property with respect to any Product in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory. Lion shall give PolyBioCept sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide PolyBioCept with an opportunity, but not an obligation, to make suggestions and comments regarding such suit or action. Thereafter, Lion shall keep PolyBioCept informed, and shall from time to time consult with PolyBioCept regarding the status of any such suit or action; provided, however, that PolyBioCept shall have no obligation to provide advice regarding such suit or action. Lion shall promptly (i.e., within five (5) business days of filing or receipt by Lion to the extent practicable, but within such period of time so as not to materially prejudice PolyBioCept) provide PolyBioCept with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Any recovery obtained as a result of any proceeding pursuant to this Section 6.3.2(a), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit and (B) second, any remainder shall be retained by or paid to Lion.

(b)          If Lion chooses not to initiate a suit or take other appropriate action under Section 6.3.2(a) above within ninety (90) days of becoming aware of the infringement, then Lion will so notify PolyBioCept of its intention, in which case PolyBioCept shall have the right at its expense, but not the obligation, to initiate such suit or take such other appropriate action. PolyBioCept shall give Lion sufficient advance notice of its intent to file any such suit or take any such action. Any recovery obtained as a result of any proceeding pursuant to this Section 6.3.2(b), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit and (B) second, any remainder shall be retained by or paid to PolyBioCept.

6.3.3       Patent Invalidity Claim.

(a)          Each Party shall promptly notify the other Party in writing in the event that it becomes aware of any claim asserted by a Third Party that a Licensed Patent is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by PolyBioCept or Lion pursuant to Section 6.3.2 or otherwise.

(b)          If PolyBioCept elects not to contest an Invalidity Claim relating to a PolyBioCept-Maintained Licensed Patent, then PolyBioCept shall so notify Lion of its intention within forty-five (45) days of receiving notice of such Invalidity Claim relating to a PolyBioCept-Maintained Licensed Patent. PolyBioCept shall promptly notify Lion of its receipt of notice from [* * *] of [* * *]’ election not to contest an Invalidity Claim (“[* * *] Notice”) relating to a PolyBioCept-Maintained Licensed Patent, in which case Lion shall have the right to contest the Invalidity Claim relating to a PolyBioCept-Maintained Licensed Patent at its sole cost.

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(c)          PolyBioCept shall promptly notify Lion of its receipt of [* * *] Notice relating to a [* * *]-Maintained Licensed Patent. If PolyBioCept elects not to contest an Invalidity Claim relating to a [* * *]-Maintained Licensed Patent, then PolyBioCept shall so notify Lion of its intention within forty-five (45) days of receiving the [* * *] Notice relating to a [* * *]-Maintained Licensed Patent, in which case Lion shall have the right to contest the Invalidity Claim relating to a [* * *]-Maintained Licensed Patent at its sole cost.

(d)          Notwithstanding anything herein to the contrary, no Party hereto will admit or otherwise agree in any settlement or other proceedings that a Licensed Patent is invalid or unenforceable without the prior written consent of the other Party hereto.

7	REPRESENTATIONS, WARRANTIES, and covenants

7.1         Representations and Warranties of Licensor. Licensor hereby represents and warrants to Lion that:

7.1.1       Corporate Status. PolyBioCept is duly organized and validly existing and in good standing under the laws of Sweden, subject to the transferability rights under Section 10.5 herein.

7.1.2       Authority and Binding Effect. Licensor has the full power and authority to consummate the transactions contemplated hereby and enter into this Agreement and any other documents contemplated hereby to which it is a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of Licensor. This Agreement constitutes valid and legally binding obligations of Licensor enforceable against it in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

7.1.3       Non-Contravention. The execution, delivery and performance by Licensor of this Agreement, and the transactions contemplated hereby do not (a) violate any Applicable Law as of the Effective Date, (b) conflict with, violate or result in a breach of any provision of the corporate charter, by-laws or other organizational documents of Licensor, (c) constitute a material violation or breach by Licensor of any provision of any material contract, agreement or instrument to which Licensor is a party or to which Licensor may be subject although not a party, or (d) require Licensor to obtain any consents, approvals or authorizations of any Governmental Authority (other than approval of the transfer of the Regulatory Approvals) as of the Effective Date.

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7.1.4       Intellectual Property.

(a)          As of the Effective Date, the Named Professors are shareholders of Licensor.

(b)          As of the Effective Date and to the Knowledge of Licensor, none of the Licensed Intellectual Property or Background Patents is invalid or unenforceable. Markus Maeurer is the sole inventor of the Licensed Patents.

(c)          Licensor Controls all right, title and interest in and to the (i) Patents listed on Schedule 1, (ii) the Data and Documentation listed in Section I on Schedule 2, (iii) the Know-How encompassed in the Demonstration of Concept listed in Section II on Schedule 2, (iv) Licensed Intellectual Property and (v) Background Patents, and Licensor has the right to grant to Lion the licenses granted under Sections 2.1.1 and 2.1.2, and has no reason to believe that that any prior assignment of such Patents listed on Schedule 1, the Data and Documentation listed in Section I on Schedule 2, the Know-How encompassed in the Demonstration of Concept listed in Section II on Schedule 2, Licensed Intellectual Property and Background Patents to Licensor is unenforceable or invalid.

(d)          Excluding the License Agreements, as of the Effective Date and to the Knowledge of Licensor, Licensor has not previously assigned, transferred, conveyed, licensed or otherwise encumbered its right, title or interest in or to the (i) Patents listed on Schedule 1, (ii) the Data and Documentation, (iii) the Know-How encompassed in the Demonstration of Concept, (iv) Licensed Intellectual Property, (v) Background Patents, nor (vi) Products or GE Products in the Field or Restricted Field that would conflict with the licenses granted under Sections 2.1.1 and 2.1.2.

(e)          As of the Effective Date, Licensor has not received written notice from any Third Party claiming that the practice of the Licensed Intellectual Property or Background Patents infringes or misappropriates any Patent or other Intellectual Property rights of any Third Party. As of the Effective Date and to the Knowledge of Licensor, the practice of the Licensed Intellectual Property and Background Patents to Develop, Manufacture, Commercialize, and Genetically Engineer Products in the Field in the Unrestricted Territory and in the Restricted Field in the Restricted Territory does not infringe or misappropriate Patent or other Intellectual Property rights of any Third Party. As of the Effective Date and to the Knowledge of Licensor, the Licensed Patents and Background Patents are not the subject of any interference proceeding and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Licensor’s ownership rights in, or the validity or scope of, the Licensed Patents or Background Patents.

7.1.5       Products. Licensor has not withheld any information related to the Licensed Intellectual Property, Background Patents, Products or GE Products in the Field or Restricted Field, including clinical data and Regulatory Filings, that would be reasonably determined to be material to Lion’s decision to enter into this Agreement.

7.1.6       License Agreements. All License Agreements are listed in Schedule 3 attached hereto.

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7.1.7       Regulatory. As of the Effective Date and to the Knowledge of Licensor, there are no FDA (or equivalent) “field alerts” (or the equivalent in countries outside the United States) pending with respect to any Products or GE Products in the Field or Restricted Field.

7.1.8       Clinical Trials. All pre-clinical and clinical trials of Products and of GE Products in the Field or Restricted Field conducted by or on behalf of Licensor were conducted in accordance with Applicable Laws.

7.1.9       Litigation. As of the Effective Date, there is no Proceeding pending or, to the Knowledge of Licensor, threatened (i) that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or (ii) that is related to the Licensed Intellectual Property or any Product or GE Product in the Field or Restricted Field.

7.1.10    Shares.

(a)          Investment Experience. Licensor agrees that it has received all the information it considers necessary or appropriate to enable it to decide whether to acquire Shares hereunder. Licensor has had an opportunity to become aware of Lion’s business affairs and financial condition, ask questions and receive answers, and review documents and gather information about Lion. Licensor has acquired sufficient information about Lion to reach an informed and knowledgeable decision to acquire Shares hereunder. Licensor has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the acquisition Shares hereunder and can bear the economic risk of its investment.

(b)          Investment Intent. Licensor is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the 1933 Act. Licensor has no present intention of selling, granting any participation in, or otherwise distributing the Shares, except in compliance with the 1933 Act or pursuant to an available exemption thereunder.

(c)          Restricted Securities. Licensor understands that as of the date of each issuance, the Shares have not been registered under the 1933 Act, or registered or qualified under any other securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Licensor’s investment intent as expressed herein. Licensor is familiar with Rule 144 under the 1933 Act, as in effect on the date of each issuance, and understands the resale limitations imposed thereby and by the 1933 Act.

(d)          No Legal, Tax or Investment Advice. Licensor understands that nothing in this Agreement or any other materials presented to Licensor in connection with the acquisition of Shares hereunder constitutes legal, tax or investment advice. Licensor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of Shares hereunder.

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7.1.11     Limitations of Certain Representations and Warranties of Licensor. The representations and warranties of Licensor in Sections 7.1.4(c) and 7.1.5 shall expire twelve (12) months following the Effective Date. Further, the following shall not constitute a breach of any representation or warranty under Section 7.1: (a) a determination or rejection by the USPTO or a foreign equivalent thereof during the prosecution of any Licensed Patent; (b) if made more than twelve (12) months after the Effective Date, a Claim by a Third Party or a determination by a Governmental Authority that Licensor does not Control any Licensed Intellectual Property; or (c) except for the representation and warranty in Section 7.1.4(b), a Claim by a Third Party or a determination by a Governmental Authority that any Licensed Intellectual Property is invalid or unenforceable.

7.2         Representations and Warranties of Lion. Lion hereby represents and warrants to Licensor that:

7.2.1       Corporate Status. Lion is a corporation duly organized and validly existing and in good standing under the laws of the state of Nevada and is duly qualified to conduct business in any other jurisdiction where the failure to so qualify would cause a material adverse effect on the business, operations, assets, financial condition, or prospects of Lion, subject to subject to the transferability rights under Section 10.5 herein.

7.2.2       Authority and Binding Effect. Lion has the full power and authority, and has taken or obtained all requisite internal corporate or other actions and approvals, to enter into, execute and deliver this Agreement and any other documents contemplated hereby or thereby to which it is or will be a party and to consummate the transactions contemplated hereby and thereby to which it is a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Lion. This Agreement and any other documents contemplated hereby or thereby constitute valid and legally binding obligations of Lion and its Affiliates enforceable against them in accordance with their respective terms and conditions, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

7.2.3       Non-Contravention. The execution, delivery and performance by Lion of this Agreement, and any other agreements contemplated hereunder, and the transactions contemplated hereby and thereby do not (a) violate any Applicable Law as of the Effective Date, (b) conflict with, violate or result in a breach of any provision of the corporate charter, by-laws or other organizational documents of Lion, (c) constitute a material violation or breach by Lion of any provision of any material contract, agreement or instrument to which Lion is a party or to which Lion may be subject although not a party, or (d) require Lion to obtain any consents, approvals or authorizations of any Governmental Authority (other than approval of the transfer of the Regulatory Approvals) as of the Effective Date.

7.2.4       Litigation. As of the Effective Date, there is no Proceeding pending or, to the Knowledge of Lion, threatened which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement

7.2.5       Debarred Personnel. As of the Effective Date, Lion has not been debarred and is not subject to debarment pursuant to Section 306 of the FDCA, as amended, or any foreign equivalent thereof, nor is it the subject of a conviction described in such Section and no such Proceeding is pending.

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7.3         Disclaimers. EXCEPT AS EXPLICITLY SET FORTH IN SECTIONS 7.1, 7.2, AND 7.5.3(d), THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, VALIDITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, OR ADEQUACY, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. UNLESS EXPLICITLY SET FORTH IN SECTIONS 7.1, 7.2, AND 7.5.3(d), THE PARTIES SPECIFICALLY DISCLAIM ANY WARRANTY: (I) CONCERNING THE EFFICACY, EFFICIENCY, ADEQUACY OR PATENTABILITY OF THE LICENSED INTELLECTUAL PROPERTY FOR THE PURPOSE OF DEVELOPING, MANUFACTURING, COMMERCIALIZING, OR GENETICALLY ENGINEERING PRODUCTS OR DEVELOPING, MANUFACTURING, OR COMMERCIALIZING GE PRODUCTS; (II) CONCERNING THE EFFICACY OR SAFETY FOR HUMAN USE OF ANY PRODUCT OR GE PRODUCT OR (III) CONCERNING LEGAL AND REGULATORY REQUIREMENTS THAT MUST BE SATISFIED BY LION BEFORE LION WILL BE ABLE LAWFULLY TO DEVELOP, MANUFACTURE, COMMERCIALIZE, AND GENETICALLY ENGINEER PRODUCTS AND TO DEVELOP, MANUFACTURE, AND COMMERCIALIZE GE PRODUCTS IN THE FIELD WITHIN THE UNRESTRICTED TERRITORY AND IN THE RESTRICTED FIELD WITHIN THE RESTRICTED TERRITORY.

7.4         Covenants of Lion. Lion hereby covenants and agrees that during the Term:

7.4.1       Insurance. Lion shall maintain in force the insurance required to be maintained thereby pursuant to Sections 9.2.1 and 9.2.2.

7.4.2       Taxes. Lion shall bear and be responsible for and pay all applicable Taxes attributed to it related to the (a) licensing of Licensed Intellectual Property and (b) Commercialization by Lion or its Representatives of Products and GE Products under the Licensed Intellectual Property after the Effective Date, during the Term, and shall indemnify and hold Licensor and its Representatives harmless from any liability relating to such Taxes.

7.4.3       Liability for Sublicensees and Subcontractors. Lion shall be liable for the acts and omissions of its sublicensees or subcontractors (including any of its Representatives) in performing or failing to perform Lion’s obligations hereunder to the same extent as Lion would have been liable hereunder had Lion performed or failed to perform such obligations itself, and any sublicense or subcontract shall not excuse Lion’s performance of or failure to perform its obligations hereunder.

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7.5         Mutual Covenants. The Parties covenant and agree that:

7.5.1       Publicity. The Parties agree that any publication, news release or other public announcement relating to this Agreement or to the performance hereunder shall first be reviewed and approved by Lion in its sole discretion. To the extent practicable, each Party shall give at least ten (10) Business Days advance notice to the other Party of any such intended disclosure, and each Party may provide any comments on the proposed disclosure during such period, for which the other Party shall give due consideration; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may be required by Applicable Laws or the applicable rules of any stock exchange or quotation system if the Party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other Party and to obtain such other Party’s consent but has been unable to do so in a timely manner.  In this regard, the Parties shall make a joint public announcement of the execution of this Agreement and the transaction contemplated hereby no later than the opening of trading on the Nasdaq Stock Market on the Business Day following the date on which this Agreement is signed.  In the event that either Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, the filing Party shall promptly, to the extent practicable and legally permissible, inform the other Party thereof, and prior to making any such filing, registration or notification obtain the prior written consent from the other Party, which such consent shall not be unreasonably withheld.  If requested by the other Party, the filing Party shall, to the maximum extent permissible under Applicable Laws and the Governmental Authority, seek confidential treatment of the Agreement and, if not permissible under Applicable Laws, seek confidential treatment for one or more of provisions of the Agreement and the information that is required to be disclosed.  The Parties shall cooperate, in such filing, registration or notification, including such confidential treatment request, which shall be sought at the expense of the Party required to disclose the Agreement, and shall execute all documents reasonably required in connection therewith. The Parties acknowledge that Lion will be required to file this Agreement with the United States Securities and Exchange Commission, and PolyBioCept hereby consents to such filing. PolyBioCept requests that Lion seek confidential treatment of this Agreement to the extent mutually agreed upon, provided that the Parties agree to seek confidential treatment of all financial terms under the Agreement.

7.5.2       Cooperation. During the Term, each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things, in each case necessary or advisable to permit the consummation of the transactions contemplated hereby, including obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any Applicable Law required to be obtained or made by either of them which may be necessary or appropriate to permit the consummation of the transactions contemplated hereby.

7.5.3       Confidentiality.

(a)          The conditions, obligations and terms of the Confidentiality Agreement are hereby incorporated herein by reference; provided, however, that (i) Section 6 of the Confidentiality Agreement is deleted and the term of the Confidentiality Agreement shall be coextensive with the Term of this Agreement, (ii) Section 7 of the Confidentiality Agreement is deleted, and (iii) Section 15 of the Confidentiality Agreement is deleted and the Confidentiality Agreement shall be subject to the laws of the state of Delaware, without giving effect to the principles of conflict of laws. To the extent the Confidentiality Agreement conflicts with the conditions, obligations or terms of this Agreement, this Agreement shall control.

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(b)          All Confidential Information of a Party (the “Discloser”) received by the other Party or its Representatives (the “Recipient”) shall be maintained in confidence by the Recipient and shall not be disclosed to any Third Party or used for any purpose during the Term and for five (5) years after the expiration or termination of this Agreement (with the exception of Know-How constituting a Trade Secret, which shall be maintained in confidence and not disclosed by the Recipient to any Third Party or used for any purpose until and to the extent it ceases to be a Trade Secret under the DEUTSA), except as reasonably necessary for the Recipient to perform its obligations or exercise its rights granted or retained pursuant to this Agreement; provided, however, that the Recipient shall remain responsible and liable for any breach by such a Third Party of the confidentiality and non-use obligations contained in this Agreement.

(c)          Notwithstanding anything to the contrary contained in this Section 7.5.3, the Recipient may disclose Confidential Information of the Discloser to its attorneys, accountants, consultants, agents, independent contractors or professional advisors who have a business need to know such information in connection with the evaluation, negotiation, consideration, or consummation of this Agreement on behalf of Recipient (a “Professional Third Party”); provided, however, that the Recipient shall remain responsible and liable for any breach by such a Professional Third Party of the confidentiality and non-use obligations contained in this Agreement.

(d)          The Recipient represents and warrants to the Discloser that any Third Party or Professional Third Party to whom it discloses Discloser’s Confidential Information has agreed to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement, and/or is under a professional, fiduciary, or written obligation of confidentiality and non-use at least as strict as those contained in this Agreement, prior to the disclosure of the Discloser’s Confidential Information to any Third Party or Professional Third Party.

(e)          Any use or disclosure of the Discloser’s Confidential Information by the Recipient for any purpose other than as provided in Sections 7.5.3(b) and (c) shall be a material breach of this Agreement. Notwithstanding anything herein to the contrary, except as provided in Section 6.1.1(d), PolyBioCept will not knowingly disclose Lion Confidential Information to any cell therapy company, without Lion’s prior written consent.

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7.5.4       Performance. Each Party shall perform and cause its Representatives to perform their respective obligations under this Agreement in accordance with the terms and conditions hereof and thereof and all Applicable Laws. Each Party shall disclose all information required to be disclosed under Applicable Laws requiring pharmaceutical companies to disclose to Governmental Authorities payments or transfers of value that they made to covered recipients (“Sunshine Laws”). Each Party shall, and shall cause its Representatives to, cooperate with the other Party in a timely manner following request therefor (which in any event shall be sufficient time to reasonably permit the other Party to comply with Applicable Law) to provide any information which the other Party requests in connection with Products or GE Products in the Field or Restricted Field in order to comply with applicable Sunshine Laws or other Applicable Laws.

8	TERM AND TERMINATION

8.1         Term. Immediately following the Initial Term, this Agreement will automatically renew for consecutive periods of five (5) years, provided that Lion does not provide Licensor with written notice of its election not to renew the Agreement (each, a “Renewal Term”).

8.2         Automatic Termination. Subject to Applicable Law, if Lion (a) files a petition for reorganization, a petition for an arrangement or appointment of a receiver or trustee of such Party or of its assets, or a petition in bankruptcy or insolvency in any state, country, or jurisdiction; (b) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (c) is a party to any dissolution or liquidation or adjudicated bankrupt by any court or agency pursuant to any statute or regulation of any state, country, or jurisdiction; (d) becomes insolvent or discontinues business; or (e) makes an assignment for the benefit of creditors or any similar arrangement under any bankruptcy law, then this Agreement will terminate immediately and automatically, without notice.

8.3         Termination for Material Breach. In the event that either Party material breaches this Agreement and such material breach, the non-breaching Party may terminate this Agreement by providing sixty (60) days’ written notice to the breaching Party, specifying its material breach (the “60-Day Notice Period”). The termination shall become effective at the end of the 60-Day Notice Period, unless the breaching Party cures such material breach during the 60-Day Notice Period. Notwithstanding anything to the contrary, if Lion materially breaches Sections 4.1 and/or 4.2 and fails to cure such material breach during the 60-Day Notice Period, Licensor agrees to only terminate the specific scope of the license rights related to such breach (by way of example, (a) if Lion fails to Develop a GE Product as required under Section 4.1, this Agreement would only be terminated with regard to the license rights to GE Products, not Products or (b) if Lion fails to Manufacture a Product as required under Section 4.2, this Agreement would only be terminated with regard to the license rights to Products, not GE Products). In the event that Lion fails to timely deliver any payment to PolyBioCept pursuant Section 5 herein, PolyBioCept may terminate this Agreement by providing fifteen (15) days’ written notice to Lion, specifying the failure (the “15-Day Notice Period”). The termination shall become effective at the end of the 15-Day Notice Period, unless Lion cures such failure during the 15-Day Notice Period. Except for payment and Share-issuance obligations under Sections 5.2, 5.4.4, 5.4.5, and 5.4.6, the Notice Periods shall be tolled during the pendency of any arbitration or dispute resolution procedure pertaining to the alleged breach pursuant to Section 10.4, provided, however, if PolyBioCept is awarded any amounts or Shares under this Agreement pursuant to any arbitration, then Lion shall pay interest, calculated at the rate of one percent (1%) per month, of the total value of cash and Shares that should have been paid and issued, respectively, from the time such amount of cash and Shares should have been paid and issued until such amount is paid and such Shares issued.

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8.4         Unilateral Rights To Terminate.

8.4.1       Lion’s Unilateral Right To Terminate. Lion may terminate this Agreement immediately upon written notice to Licensor if Licensor fails to receive a Notice of Acceptance from Lion or Deemed Acceptance in accordance with Section 2.2.1 above within twelve (12) months following Licensor’s receipt of a Notice of Provisioned Facility from Lion. Within five (5) days following Licensor’s receipt of written notice of termination under this Section 8.4.1, Licensor shall refund to Lion the Exclusive License Payment.

8.4.2       Licensor’s Unilateral Rights To Terminate.

(a)          Licensor may terminate this Agreement immediately upon written notice to Lion in the event that Lion, its Representatives, or a sublicensee of Lion engages in any activity outside the scope of the license rights granted to Lion hereunder that constitutes (i) an infringement of any issued and unexpired Patent Controlled by Licensor or (ii) a breach of any confidentiality obligations contained in this Agreement specific to a Trade Secret Controlled by Licensor.

(b)          Subject to Applicable Laws, Licensor may terminate this Agreement immediately upon written notice to Lion in the event that Lion or any of its Representatives Challenges (as defined below) any Licensed Patent. As used in this Section 8.4.2(b), “Challenge” means to Contest the validity or enforceability of any Licensed Patent in whole or in part, in any court, arbitration proceeding, or other tribunal, including the USPTO, the United States International Trade Commission, or any foreign equivalent thereof. For the avoidance of doubt, the term “Contest” includes: (a) commencing, filing, joining in, or assisting a Third Party in filing an action under 28 U.S.C. §§ 2201-2202, seeking a declaration of invalidity or unenforceability of any Licensed Patent or any portion thereof; (b) citation to the USPTO pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or statements of the patent owner concerning the scope of any Licensed Patent; (c) commencing, filing, joining in, or assisting a Third Party in filing a request under 35 U.S.C. § 302 for reexamination of any Licensed Patent or any portion thereof; (d) commencing, filing, joining in, or assisting a Third Party in filing a petition under 35 U.S.C. § 311 to institute inter-partes review of any Licensed Patent or any portion thereof; (e) commencing, filing, joining in, or assisting a Third Party in filing a petition under 35 U.S.C. § 321 to institute post-grant review of any Licensed Patent or any portion thereof; (f) provoking or becoming a party to an interference with an application for any Licensed Patent or any portion thereof pursuant to 35 U.S.C. § 135; (g) commencing, filing, joining in, or assisting a Third Party in filing any reexamination, opposition, cancellation, nullity or similar proceedings against any Licensed Patent in any country; or (h) any foreign equivalents of subsection (a) through (g) applicable in any country. As used herein, the term “Contest” does not include any action taken by Lion or any of its Representatives for the sole purpose of complying with the duty to disclose information material to patentability as set forth in 37 CFR 1.56 or any foreign equivalent thereof.

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(c)          Licensor may terminate this Agreement immediately upon written notice to Lion in the event that Lion materially breaches this Agreement three (3) or more times in any consecutive six-month period of time.

(d)          Provided that Lion has provided a Notice of Acceptance to PolyBioCept or there is a Deemed Acceptance in accordance with Section 2.2.1 above, Licensor may terminate this Agreement immediately upon written notice to Lion in the event that Lion or one of its Affiliates or sublicensees fails to (i) [* * *] after such Notice of Acceptance or Deemed Acceptance, whichever occurs first; (ii) [* * *] after Completion of Clinical Studies or the Notice of Acceptance or Deemed Acceptance, whichever occurs first (“Phase II Period”), unless Lion alternatively pays to PolyBioCept the Product Expansion Milestone Payment prior to the expiration of the Phase II Period; (iii) [* * *] after First Successful Completion of Phase II Trial or [* * *], whichever occurs first (“Phase III Period”), unless Lion alternatively pays to PolyBioCept the Product Selection/Enrichment Milestone Payment prior to the expiration of the Phase III Period; or (iv) [* * *] after Completion of Clinical Studies or the Notice of Acceptance or Deemed Acceptance, whichever occurs first (“Phase IV Period”), unless Lion alternatively paid to PolyBioCept the First Approval Expansion Milestone Payment prior to the expiration of the Phase IV Period. For avoidance of doubt, investigator-sponsored clinical trials, including the Clinical Studies as defined under the Clinical Trials Agreement, that are funded by Lion or one of its Affiliates or sublicensees shall be considered clinical trials commenced by Lion or one of its Affiliates or sublicensees.

(e)          Licensor may terminate this Agreement immediately upon written notice to Lion in the event that (i) KI rightfully terminates the Sponsored Research Agreement between Lion and KI due to Lion failing to pay to KI, in accordance with the Sponsored Research Agreement, a total of one million dollars (US$1,000,000) in cash, which is to be paid in four (4) quarterly payments of two hundred fifty thousand dollars (US$250,000) following the effective date of the Sponsored Research Agreement or (ii) KH rightfully terminates the Clinical Trials Agreement between Lion and KH due to Lion failing to pay to (1) KH a total of one million six hundred thousand dollars (US$1,600,000) in cash in accordance with the Clinical Trials Agreement, and (2) to PolyBioCept one hundred thousand dollars (US$100,000) in accordance with the Clinical Trials Agreement. For avoidance of doubt, if Lion fails to pay KI or KH due to KI or KH’s material breach of the Sponsored Research Agreement or Clinical Trials Agreement, respectively, such failure will not be cause for termination under this Section 8.4.2(e).

(f)          Licensor may terminate this Agreement immediately upon written notice to Lion in the event that Lion, its Representatives, or a sublicensee of Lion breaches Section 6.3.3(d).

8.4.3       Termination Due to Non-Occurrence of Condition Subsequent. If the Parties do not execute the Sponsored Research Agreement within ninety (90) days of the Effective Date, then this Agreement will automatically terminate and PolyBioCept will promptly return to Lion two million two hundred thousand dollars ($2,200,000.00).

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8.5         Effects of Termination. In the event of termination of this Agreement, the following provisions shall apply:

8.5.1       In the event of termination, all licenses and rights granted by PolyBioCept to Lion, including all license and sublicense rights granted to Lion pursuant to Sections 2.1.1 and 2.1.2, shall immediately terminate, except and only for so long as needed to ensure the continuing safety and welfare of any patient or subject under treatment by Lion, its sublicensees or its Representatives. In the event Lion continues to use the Licensed Intellectual Property for continuing safety and welfare of any patient or subject under treatment by Lion, its sublicensees or its Representatives, then all conditions, obligations and terms of this Agreement application to Lion shall survive and remain enforce for so long as Lion uses the Licensed Intellectual Property for such purpose.

8.5.2       Lion, its sublicensees and its Representatives shall cease to conduct any activity under Licensor’s Intellectual Property, including any activity under Licensor’s Intellectual Property related to the Development, Manufacture, Commercialization, and Genetic Engineering of Products and/or the Development, Manufacture, and/or Commercialization of GE Products, except and only for so long as needed to ensure the continuing safety and welfare of any patient or subject under treatment by Lion or its Representatives. In the event Lion continues to use the Licensed Intellectual Property for continuing safety and welfare of any patient or subject under treatment by Lion, its sublicensees or its Representatives, then all conditions, obligations and terms of this Agreement applicable to Lion shall survive and remain in force for so long as Lion uses the Licensed Intellectual Property for such purpose.

8.5.3       Lion will tender to PolyBioCept responsibility for prosecuting and maintaining any Lion-Maintained Licensed Patents.

8.5.4       Upon Licensor’s request, and to the extent legally and contractually permitted, Lion shall promptly provide Licensor with a copy of all sublicense agreements that sublicense the rights granted to Lion under this Agreement, contracts entered into by Lion that cover any Product or GE Product under the Licensed Intellectual Property, and Regulatory Filings and Regulatory Approvals that cover Products or GE Products under the Licensed Intellectual Property. For avoidance of doubt, Lion shall have the right to redact from such documents prior to providing such documents to Licensor any Lion Confidential Information, and information that if disclosed by Lion would breach Lion’s obligations of confidentiality to a Third Party, but in each case only to the extent that it is not related to Products or GE Products under the Licensed Intellectual Property. Lion hereby grants to Licensor a non-exclusive, irrevocable, transferable, and worldwide right and license to use such Regulatory Filings and, subject to Applicable Laws, such Regulatory Approvals, solely to the extent necessary for Licensor to continue Development, Manufacture and, if applicable, Commercialization of such Product and GE Product under the Licensed Intellectual Property.

8.5.5       Upon Licensor’s request, Lion shall promptly return, at Lion’s sole expense, all tangible property owned by Licensor and all tangible Confidential Information of Licensor (including all Data and Documentation), and all copies thereof, in accordance with the reasonable instructions provided by Licensor; provided, however, that Lion may retain one (1) copy of such information in its archives solely for the purpose of complying with any surviving rights of Lion under the terms and conditions of this Agreement.

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8.6         Survival. All financial obligations under this Agreement accrued or otherwise owed as of the effective date of expiration or termination shall remain in effect. Any obligations of the Parties with respect to any breach of this Agreement occurring prior to expiration or termination shall survive expiration or termination. The provisions set forth in Sections 1, 3.1, 3.2, 4.6, 4.7, 5.1-5.5 (but only to the extent a payment or Share-issuance obligation accrues or is owed prior to expiration or termination of the Agreement), 5.6 (for two (2) years following expiration or termination), 5.8-5.11, 6.1, 7.3, 7.4.2, 7.5.3, 8.5, 8.6, 9.1, 9.3 and 10 shall survive expiration or termination.

8.7         Effect of Licensor Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property,” and the subject matter of this Agreement, including the Data and Documentation and Demonstration of Concept, is and shall be deemed to be “embodiment[s]” of “intellectual property” for purposes of and as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Lion shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof and thereof. Without limiting the generality of the foregoing, if Licensor or its estate becomes subject to any bankruptcy or similar proceeding: subject to Lion’s rights of election, all rights and licenses granted to Lion under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by Licensor’s rejection of this Agreement.

9	INDEMNIFICATION, INSURANCE AND DAMAGES

9.1         Indemnification.

9.1.1       By Lion. From and after the Effective Date, Lion shall defend Licensor, its Representatives and their respective directors, managers, officers, employees, agents, successors and assigns (each, a “Licensor Indemnified Party”) at Lion’s cost and expense, and shall indemnify and hold harmless the Licensor Indemnified Parties from and against:

(a)          any Third Party Claims to the extent arising from, relating to, or resulting from:

(i)	any material breach of any representation or warranty of Lion or its Representatives contained in this Agreement;

(ii)	any material breach or failure to perform any covenant or agreement of Lion or its Representatives contained in this Agreement;

(iii)	Products Developed, Manufactured, Commercialized, or Genetically Engineered or GE Products Developed, Manufactured, or Commercialized by or on behalf of Lion, including, without limitation, any Lion sublicensees;

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(iv)	any activity by Lion, its Representatives, or any sublicensee of Lion under the Licensed Intellectual Property that is outside the scope of the license rights granted to Lion hereunder;

(v)	any tortious acts or omissions by Lion, its Representatives, its sublicensees, or their respective directors, managers, officers, employees, agents, Third-Party contractors, successors or assigns; and

(vi)	any failure by Lion or a Lion sublicensee to Recall or otherwise withdraw from sale a Product or GE Product Developed, Manufactured, or Commercialized by or on behalf of Lion, including, without limitation, any Lion Affiliate or sublicensee, where required pursuant to Applicable Law (each, a “Lion Claim”);

(b)          all Liabilities awarded or levied against a Licensor Indemnified Party as a result of a Lion Claim; and

(c)          if Lion does not timely assume the defense of any Lion Claim, (i) reasonable attorneys’ fees and expenses incurred by a Licensor Indemnified Party in defending any Lion Claim and (ii) reasonable settlement amounts paid by a Licensor Indemnified Party to settle any Lion Claim.

9.1.2       By PolyBioCept. From and after the Effective Date, PolyBioCept shall defend Lion, its Representatives and their respective directors, managers, officers, employees, agents, successors and assigns (each, a “Lion Indemnified Party”) at PolyBioCept’s cost and expense, and shall indemnify and hold harmless the Lion Indemnified Parties from and against:

(a)          any Third Party Claims to the extent arising from, relating to, or resulting from:

(i)	any material breach of any representation or warranty of Licensor or its Representatives contained in this Agreement;

(ii)	any material breach or failure to perform any covenant or agreement of Licensor or its Representatives contained in this Agreement;

(iii)	Products Manufactured, Developed, or Genetically Engineered, or GE Products Developed, Manufactured, or Commercialized by PolyBioCept or by a Third Party on behalf of PolyBioCept; provided, however, that the foregoing shall not include any Products or GE Products Developed by a Named Professor pursuant to a separate written agreement between Lion and such Named Professor);

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(iv)	any tortious acts or omissions by PolyBioCept, its Representatives, or their respective directors, managers, officers, employees, agents, Third-Party contractors, successors or assigns; provided, however, that the foregoing shall not include any tortious acts or omissions by a Named Professor arising from, relating to, or resulting from a separate written agreement between Lion and such Named Professor);

(v)	any failure by PolyBioCept to comply with the [* * *] Agreement and/or License Agreements; and

(vi)	any failure by PolyBioCept to Recall or otherwise withdraw from sale a Product or GE Product Manufactured and/or Commercialized by Licensor where required pursuant to Applicable Law (each, a “PolyBioCept Claim”);

(b)          all Liabilities awarded or levied against a Lion Indemnified Party as a result of a PolyBioCept Claim; and

(c)          if PolyBioCept does not timely assume the defense of any PolyBioCept Claim, (i) reasonable attorneys’ fees and expenses incurred by a Lion Indemnified Party in defending any Lion Claim and (ii) reasonable settlement amounts paid by a Lion Indemnified Party to settle any PolyBioCept Claim.

9.1.3       Claims for Indemnification.

(a)          A Person entitled to indemnification under Section 9.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) upon suffering or incurring, or if it reasonably anticipates that it will suffer or incur, a Lion Claim or a PolyBioCept Claim, respectively (each referred to in this Section 9.1.3 as “Indemnity Claim”) for which indemnification is or may be sought (but in any event within such period of time so as not to materially prejudice the Indemnifying Party's defense of the Indemnity Claim), and such notice shall reasonably describe the nature of the Indemnity Claim for which indemnification is being sought.

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(b)          With respect to Indemnity Claims for which indemnification is claimed hereunder, the Indemnifying Party shall be entitled (i) to control the defense of any such Indemnity Claim and (ii) to participate in the defense of any such Indemnity Claim, at its cost and expense. The Indemnifying Party must obtain the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, to settle or compromise an Indemnity Claim if such settlement or compromise (x) does not include an unconditional release of the Indemnified Party for any liability arising out of such Indemnity Claim, (y) requires the Indemnified Party to take or refrain from taking any action or otherwise adversely affects the Indemnified Party’s rights under this Agreement, or (z) requires the Indemnified Party to admit any liability. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s acceptance of its obligation to assume the defense of such Indemnity Claim, and for so long as the Indemnifying Party uses reasonable efforts to defend the Indemnity Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 9.1.3 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 9.1.3. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Proceeding.

(c)          The Parties acknowledge that there could potentially be circumstances in which an Indemnity Claim is made and such Indemnity Claim creates indemnity obligations for each Party under Sections 9.1.1 and 9.1.2. In such instances, the Parties agree to allocate the responsibility as follows: (i) in the event that one Party bears greater responsibility than the other Party for the circumstances giving rise to the Indemnity Claim, the Party that bears the greater responsibility shall be required to indemnify, in full, the other Party, and (ii) where the Parties share materially equal responsibility for the circumstances giving rise to the Indemnity Claim, then neither Party will have an indemnify responsibility under Sections 9.1.1 and 9.1.2.

9.2         Insurance.

9.2.1       Lion Insurance. Lion shall at all times from the Effective Date maintain standard products liability/completed operations insurance, at its own expense, covering all claims against Lion whatsoever and howsoever arising from the Development, Manufacture, Commercialization, and/or Genetic Engineering of Products or the Development, Manufacture, or Commercialization of GE Products (collectively, the “Insured Product Activity”) by Lion, its Representatives, sublicensees or their assigns. The coverage limits shall be in amounts calculated by Lion to be commercially reasonable, which amounts shall include, at a minimum, commercial general liability insurance on a per occurrence basis, with minimum limits of liability of one million dollars ($1,000,000) combined single limit for each occurrence and excess (umbrella) liability insurance for the foregoing in a minimum amount of five million dollars ($5,000,000) (the “Lion Insurance”). Such Lion Insurance shall remain in force where there is Insured Product Activity by Lion until twelve (12) months after such time that no Product or GE Product is being Commercialized by Lion, its Representatives, its sublicensees or their assigns.

9.2.2       Certificate. Upon request, Lion shall deliver to PolyBioCept Certificates of Insurance as evidence that Lion Insurance (as defined in Section 9.2.1) is in full force and effect and with insurers acceptable to PolyBioCept, having an AM Best (A-) or higher rating. These Certificates of Insurance shall provide that not less than thirty (30) calendar days advance notice will be given in writing to the owner of any cancellation, termination, or material alteration of Lion Insurance. PolyBioCept, its Representatives, and their officers, directors and employees shall be added as additional insureds on such Lion Insurance. Lion Insurance shall be primary with no contribution by PolyBioCept’s insurance.

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9.2.3       PolyBioCept Insurance. Prior to Licensor (i) sponsoring any human clinical trials for Products or GE Products, (ii) Manufacturing Products or GE Products for use in humans, and/or (iii) commencing Commercialize any Products in the Restricted Field outside of the Restricted Territory or any GE Products, then Licensor shall obtain and maintain insurance, at its own expense, covering all claims against PolyBioCept whatsoever and howsoever arising from the applicable activities related to Products and GE Products by PolyBioCept, its Representatives, its sublicensees (other than Lion) or their assigns. The coverage limits shall be in amounts calculated by Licensor to be commercially reasonable, which amounts shall include, at a minimum, commercial general liability insurance on a per occurrence basis, with minimum limits of liability of one million dollars ($1,000,000) combined single limit for each occurrence and excess (umbrella) liability insurance for the foregoing in a minimum amount of five million dollars ($5,000,000) (the “PolyBioCept Insurance”). Licensor shall maintain the PolyBioCept insurance for so long as Licensor is (i) sponsoring any human clinical trials for Products and GE Products, (ii) Manufacturing Products or GE Products for use in humans, and/or (iii) Commercializing any Products outside the Field or in the Restricted Field outside of the Restricted Territory and/or any GE Products. Upon request by Lion, Licensor shall deliver to Lion Certificates of Insurance, as evidence that PolyBioCept Insurance to extent required herein is in full force and effect and with insurers having an AM Best (A-) or higher rating. These Certificates of Insurance shall provide that not less than thirty (30) calendar days advance notice will be given in writing to the owner of any cancellation, termination, or material alteration of PolyBioCept Insurance. In the event Licensor exercises the license in the last sentence in Section 8.5.4, Lion and its Representatives shall be added as additional insureds on such PolyBioCept Insurance and the PolyBioCept Insurance shall be primary with no contribution by Lion’s insurance.

9.3         Damages. EXCEPT FOR CLAIMS FOR INDEMNIFICATION, BREACH OF CONFIDENTIALITY, FRAUD, GROSS NEGLIGENCE, AND WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE TO THE OTHER PARTY, ITS REPRESENTATIVES, OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS PROFITS, BUSINESS INTERRUPTION, LOSS OF INFORMATION AND THE LIKE, ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT LIMIT A PARTY’S RIGHT TO SEEK AND OBTAIN INJUNCTIVE RELIEF.

10	MISCELLANEOUS

10.1      Notices. Any notices or other communications required or permitted hereunder shall be in writing in the English language, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given (i) when received, if personally delivered or sent by express or international courier (signature required) and (ii) or five (5) Business Days after it was sent by registered mail, return receipt requested (or its equivalent), postage prepaid. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

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If to Lion:

Lion Biotechnology, Inc.

Attn: Chief Executive Officer

112 West 34th Street, 17th Floor

New York, New York 10120

USA

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If to PolyBioCept:

PolyBioCept AB

Attn: Jakob Geyer and Ernest Dodoo, Directors

Sankt Eriksgatan 43a

11234 Stockholm

Sweden

10.2      Entire Agreement. This Agreement, together with the Schedules and any appendices attached hereto and the Confidentiality Agreement, represents the entire understanding and agreement of the Parties and supersedes all prior agreements, understandings or arrangements between the Parties with respect to the subject matter hereof, including, but not limited to, the Term Sheet (but not the Confidentiality Agreement), and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument, making specific reference to this Agreement, signed by both Parties.

10.3      Applicable Law. This Agreement shall be governed by, interpreted, and construed, and all claims and disputes whether in tort, contract, or otherwise be resolved, in accordance with the laws of the state of Delaware, without giving effect to the principles of conflict of laws.

10.4      Dispute Resolution. The Parties shall negotiate in good faith and use commercially reasonable efforts to resolve any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). In the event that the Parties are unable to resolve a Dispute within fifteen (15) calendar days, the Dispute shall be referred to Jakob Geyer and Ernest Dodoo, Directors of PolyBioCept, and to the Chief Executive Officer of Lion (the “Designated Senior Officers”) for resolution. In the event that the Designated Senior Officers are unable to resolve the Dispute and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim (as defined below), or a Dispute with respect to which an alternative method of resolution is specified in other sections of this Agreement, shall be resolved by final and binding arbitration conducted in accordance with the terms of this Section 10.4. The arbitration will be held in The Hague, The Netherlands according to the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted in English and will be conducted by a single arbitrator with significant experience in the pharmaceutical industry, unless otherwise agreed to by the Parties. The ICC will appoint the arbitrator within fifteen (15) days after commencement of the arbitration in accordance with applicable ICC rules. The arbitrator will be instructed not to award any indirect, special, punitive, consequential or incidental damages, except for claims for indemnification, breach of confidentiality, fraud, or willful misconduct, and will render a written decision no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in U.S. Dollars free of any tax, deduction, or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 10.4. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award indirect, special, punitive, consequential or incidental damages, except for claims for indemnification, breach of confidentiality, fraud, or willful misconduct. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees); provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements. All proceedings and decisions of the arbitrator shall, to the extent permitted by Applicable Laws and Rules of Arbitration of the ICC, be deemed Confidential Information of each of the Parties, and shall be subject to Section 7.5.3. From the date of submission of the dispute to the Designated Senior Officers in this Section 10.4, until such time as the dispute has become finally settled, the running of the time period as to which a Party alleged to have breached the Agreement becomes suspended as to any breach that is the subject matter of the dispute. Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof. As used in this Section 10.4, “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (c) violation of Section 7.5.3 of this Agreement. Nothing in this Section 10.4 will preclude any Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim relief, concerning a dispute prior to any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

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10.5      Successors and Assigns. The rights of either Party under this Agreement may not be assigned, and the duties of either Party under this Agreement may not be delegated, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement without prior written consent to an Affiliate of such Party or to a party which acquires all or substantially all of that Party’s business, whether by merger, sale of assets or otherwise; provided, however, that Lion may not exercise this right unless and until the purchaser and/or surviving entity (i) executes a written acknowledgement and agreement accepting and agreeing to be bound by the terms of this Agreement and (ii) has a net value or worth that is equal to or greater than Lion’s (“Permitted Lion Assignee”). Any attempted assignment in violation of this Section 10.5 shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

10.6      No Waiver. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.

10.7      Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to substitute or replace the illegal, void or unenforceable provision with a valid, enforceable, and commercially reasonable substitute or replacement, such that the objectives contemplated by the Parties when entering this Agreement may be realized.

10.8      Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties hereto shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

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10.9      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Third Party (other than a permitted successor or assign of a Party hereto) any rights, remedies, obligations or liabilities.

10.10    Representatives. During the Term, PolyBioCept has the right to engage its Representatives in exercising any of its rights and in carrying out any of its activities and obligations under this Agreement.

10.11    Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation under this Agreement if and to the extent such failure or delay is due to: (a) acts of God; (b) unusually severe weather condition, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) the issuance, adoption or enactment of any governmental laws, orders, restrictions, actions, embargoes or blockades; or (e) any other event which is beyond the reasonable control of the affected Party and could not have been avoided by using commercially reasonable efforts (each such event, a “Force Majeure”); provided, however, that the Party affected shall promptly notify the other Party of the Force Majeure condition; shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure event; and shall exert all commercially reasonable efforts, at its cost, to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. Force Majeure does not apply to any obligations for the timely payment by the Parties of amounts due or issuance of Shares due. If a Force Majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

10.12    Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be transmitted in the form of a facsimile or pdf), by original, each of which shall be deemed an original, but all together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written.

LION BIOTECHNOLOGIES, INC.		POLYBIOCEPT AB

By:	/s/ MARIA FARDIS	By:	/s/ JAKOB GEYER
Name: Maria Fardis		Name: Jakob Geyer
Title: President and CEO		Title: Director

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SCHEDULE 1

Licensed Patents

Jurisdiction	Patent # / Application #	Filing Date	Status	Party Responsible for Maintenance
PCT	[* * *]	June 11, 2015	Pending	[* * *]-Maintained
PCT	[* * *]	June 11, 2015	Pending	PolyBioCept-Maintained

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SCHEDULE 2

Licensed Know-How

I.           Data and Documentation

1.          Overview flow chart, complete batch records, and standard operating procedures for Expanding TIL derived from Tumors in the Original Indications using the Cytokine Cocktails under the Licensed Intellectual Property (“Data and Documentation No. 1”).

2.          Clinical Study Protocols (as such term is defined in the Clinical Trials Agreement) (“Data and Documentation No. 2”).

3.          Regulatory Filings for the Clinical Studies (as such term is defined in the Clinical Trials Agreement) (“Data and Documentation No. 3”).

II.          Demonstration of Concept

[* * *]

III.         Acceptance Criteria

[* * *].

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SCHEDULE 2.1

Additional Terms

The Transfer of Know-How under Section 2.2 is subject to the following additional conditions, obligations, and terms:

1.           For the avoidance of doubt, any use of the Data and Documentation by Lion, its Affiliates, or sublicensees of Lion is subject to the conditions, obligations, and terms of the Agreement.

2.           The selection of PolyBioCept Personnel shall be at the sole discretion of PolyBioCept.

3.           Within four (4) months following the Effective Date, Lion, at its sole expense, shall provision Lion’s facility at the University of South Florida Research Park in Tampa, Florida, with the Equipment and Materials, all equipment being in good working order and all materials being in a usable condition, as appropriate for their intended purpose, and shall promptly provide PolyBioCept with written notice of its Achievement of the same (“Notice of Provisioned Facility”). Lion shall provide PolyBioCept Personnel with access to and use of such Equipment and Materials for and during performance of the Demonstration of Concept.

4.           Lion shall reimburse PolyBioCept for its total costs and expenditures in performing the Transfer of Know-How, consistent with the Budget, in amount not to exceed two hundred thousand dollars (US$200,000) in cash, which shall be paid according to the following payment schedule:

(a)          one hundred and fifty thousand dollars (US$150,000) in cash concurrently with Lion providing PolyBioCept with a Notice of Provisioned Facility; and

(b)           the True-up Amount within fifteen (15) days after Lion’s receipt of a Notice of True-up Amount from PolyBioCept. Following PolyBioCept’s delivery of the Completion Notice to Lion, PolyBioCept shall provide to Lion an accounting detailing the amount of PolyBioCept’s total costs and expenditures in performing the Transfer of Know-How along with written notice of the True-Up Amount (“Notice of True-up Amount”).

5.           Following the Effective Date until PolyBioCept provides to Lion a Notice of True-up Amount, PolyBioCept shall provide to Lion on a monthly basis an accounting detailing the amount of PolyBioCept’s costs and expenditures in performing the Transfer of Know-How for the immediately prior month.

6.           Upon Lion’s written request, PolyBioCept shall provide to Lion reasonable back-up documentary evidence, such as receipts and employee time sheets, for PolyBioCept’s total costs and expenditures in performing the Transfer of Know-How. All expenses for travel, lodging, transportation and other per diem costs and expenses incurred by PolyBioCept Personnel in performing the Transfer of Know-How must be reasonable. To the extent travel PolyBioCept Personnel is set forth in the Budget, all reasonable travel, lodging, transportation and other per diem costs and expenses incurred by PolyBioCept Personnel in connection therewith shall be deemed approved by Lion.

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SCHEDULE 2.2

Equipment and Materials

I.           Equipment

1.          1 biosafety cabinet(s)

2.          1 refrigerator(s)

3.          1 Freezer -80 C, 1 Freezer -20 C

3.          1 incubator(s) with 37.0˚C and 5.0% CO2 settings

4.          1 centrifuge(s) for plates and tubes with a capacity of least fifty (50) 15 mL centrifuge tubes

5.          1 inverted microscope(s) with different magnifications to detect and monitor TIL cultures

6.          1 microplate reader(s) with an absorbance reader for ELISAs

7.          1 microplate washer(s) for ELISAs with at least twelve (12) wells and a capacity of 200 µl per well, if available

8.          1 cell counter(s) for assessing cell viability and 1 standard trypan blue exclusion cell counter chamber

9.          1 Equipment to supply a radiation therapy dose of 55 Gy (x-ray or ceasium)

10.        1 Flow-Cytometer

11.        3 pipette(s) with a capacity of 1 mL

11.        3 pipette(s) with a capacity of 200 µl

12.        3 pipette(s) with a capacity of 20 µl

13.        2 pipetboy(s)

II.          Materials

1.          50 sterile petri dishes

2.          50 sterile disposable scalpels

3.          50 sterile disposable tweezers and forceps

4.          50 sterile 96-well microplates

5.          80 sterile 24-well microplates

6.          60 sterile 6-well microplates

7.          100 cyrovials (and caps) 2mL

8.          At least 10*500mL per expansion CellGro® GMP Serum-free Dendritic Cell (DC) Medium

9.          At least 1*500mL per expansion pooled normal male human AB serum

10.        At least 5*100mL dimethyl sulfoxide (DMSO)

12.        At least 10*50mL of each of Penicillin and Streptomycin

14.        20*500mL 0.01 M phosphate-buffered saline (PBS) solution

15.        3 serological pipette(s) with a capacity of 10 mL

16.        3 serological pipette(s) with a capacity of 50 mL

17.        2000 tips for pipettes with a capacity of 1 mL

18.        2000 tips for pipettes with a capacity of 200 µl

19.        2000 tips for pipettes with a capacity of 20 µl

20.        200 FalconTM sterile centrifuge tubes with a capacity of 50 mL

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21.        300 FalconTM sterile centrifuge tubes with a capacity of 15 mL

21.        30 G-Rex10

22.        1,000 IU per mL, per expansion recombinant human IL-2

23.        10ng per mL, per expansion recombinant human IL-15 (according to cGMP data sheet Miltenyi)

24.        10ng per mL, per expansion recombinant human IL-21 (according to cGMP data sheet Miltenyi)

25.        30ng per mL, per expansion Anti-CD3 antibody (OKT3) GMP grade

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SCHEDULE 2.3

Budget

1.          The daily equivalent of five (5) PolyBioCept Personnel’s annual base salary for such PolyBioCept Personnel’s services in performing the Transfer of Know-How, which is estimated to be approximately sixty-six thousand seven hundred eighty dollars (US$66,780).

2.          All reasonable out-of-pocket expenses incurred by PolyBioCept Personnel in performing the Transfer of Know-How, which is estimated to be approximately one hundred nine thousand seven hundred dollars (US$109,700).

3.          The cost of materials provided by PolyBioCept for performing the Transfer of Know-How, and the cost and expenses incurred by PolyBioCept in transporting the same, which is estimated to be approximately twenty-three thousand five hundred twenty dollars (US$23,520).

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SCHEDULE 3

License Agreements

1.          [* * *] Agreement.

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SCHEDULE 4

Clinical Trials Agreement

Upon its execution, a copy of the executed Clinical Trials Agreement by and between Lion and KH will be attached hereto.

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SCHEDULE 5

Consulting Agreement

Upon execution, a copy of the executed Consulting Agreement by and between Lion and PolyBioCept will be attached hereto.

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SCHEDULE 6

Sponsored Research Agreement

Upon its execution, a copy of the executed Sponsored Research Agreement by and between Lion and KI will be attached hereto.

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SCHEDULE 7

Acceptance Certificate

This Acceptance Certificate is to certify to PolyBioCept AB (“PolyBioCept”) that as of ___________________, 20__, Lion Biotechnologies, Inc. (“Lion”) agrees that the Transfer of Know-How was materially completed by PolyBioCept in accordance with Section 2.2.1 of the Exclusive License Agreement by and between PolyBioCept and Lion dated __________.

LION BIOTECHNOLOGIES, INC.

By:
Name:
Title:

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